                                                                     EXHIBIT 2.1


================================================================================


                                 Execution Copy


                            ASSET PURCHASE AGREEMENT

                                     between

                                 GLOBESPAN, INC.

                                       and

                           PAIRGAIN TECHNOLOGIES, INC.

                          Dated as of January 21, 2000


================================================================================

                                Table of Contents
                                -----------------

                                                                             Page
                                                                             ----
I.    SALE AND TRANSFER OF ASSETS...............................................2

     SECTION 1.01.     Sale of Assets...........................................2
     SECTION 1.02.     Nonassignability of Assets...............................4
     SECTION 1.03.     License Option...........................................5

II.   CLOSING, PURCHASE PRICE, LIABILITIES, ETC.................................5

     SECTION 2.01.     Closing..................................................5
     SECTION 2.02.     Payment to the Seller on Closing Date....................5
     SECTION 2.03.     Liabilities..............................................6
     SECTION 2.04.     Deliveries at the Closing................................7


III.  REPRESENTATIONS AND WARRANTIES............................................7

     SECTION 3.01.     Representations and Warranties of the Seller.............7
     SECTION 3.02.     Representations and Warranties of the Buyer.............20

IV.   COVENANTS................................................................23

     SECTION 4.01.     Covenants of the Seller.................................23
     SECTION 4.02.     Covenants of the Buyer..................................25
     SECTION 4.03.     Notification of Certain Matters.........................26
     SECTION 4.04.     Confidentiality.........................................26
     SECTION 4.05.     Allocation of Purchase Price............................26
     SECTION 4.06.     Transfer Taxes. ........................................27
     SECTION 4.07.     Insurance...............................................27
     SECTION 4.08.     Non-Competition.........................................27
     SECTION 4.09.     Group Employees.........................................28
     SECTION 4.10.     Further Assurances......................................29
     SECTION 4.11.     Inquiries and Negotiations..............................29
     SECTION 4.12.     Transfer of Assets......................................29
     SECTION 4.13.     License of Embedded Trademarks..........................30

V.    CONDITIONS PRECEDENT.....................................................30

     SECTION 5.01.     Conditions Precedent to Obligations of the Buyer........30
     SECTION 5.02.     Conditions Precedent to Obligations of the Seller.......32

VI.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.............................33

     SECTION 6.01.     Survival of Representations.............................33
     SECTION 6.02.     Tax Indemnity...........................................34
     SECTION 6.03.     Seller's General Indemnity..............................34
     SECTION 6.04.     Intellectual Property Indemnification...................35

                                Table of Contents
                                -----------------
                                  (continued)

                                                                             Page
                                                                             ----
     SECTION 6.05.     Indemnification Pursuant to Certain Agreements..........37
     SECTION 6.06.     Buyer's General Indemnity...............................37
     SECTION 6.07.     Conditions of Indemnification...........................37
     SECTION 6.08.     Limitations on Indemnity................................38
     SECTION 6.09.     Remedies Cumulative.....................................38

VII.  TERMINATION AND ABANDONMENT..............................................39

     SECTION 7.01.     Termination of Agreement................................39
     SECTION 7.02.     Effect of Termination...................................39

VIII. MISCELLANEOUS............................................................39

     SECTION 8.01.     Definitions.............................................39
     SECTION 8.02.     Specific Performance....................................43
     SECTION 8.03.     Service of Process......................................43
     SECTION 8.04.     Bulk Transfer Laws......................................43
     SECTION 8.05.     Expenses, Etc...........................................44
     SECTION 8.06.     Execution in Counterparts...............................44
     SECTION 8.07.     Notices.................................................44
     SECTION 8.08.     Waivers.................................................45
     SECTION 8.09.     Amendments, Supplements, Etc............................45
     SECTION 8.10.     Entire Agreement........................................45
     SECTION 8.11.     Dispute Resolution......................................45
     SECTION 8.12.     Applicable Law..........................................46
     SECTION 8.13.     Binding Effect; Benefits................................46
     SECTION 8.14.     Assignability...........................................46

                          INDEX TO EXHIBITS AND ANNEXES


         Exhibit           Description
         -------           -----------

         A                 Form of Note

         B                 Form of Bill of Sale and Assignment Agreement

         C                 Form of Assumption Agreement

         D                 Form of License Agreement

         E                 Summary of Terms of the Sublease

         F                 Form of Supply Agreement

         G                 Form of Registration Rights Agreement

         H                 The Lewyn Agreement


         Annex             Description
         -----             -----------

         I                 Form of Opinion of Counsel for the Seller

         II                Form of Opinion of Counsel for the Buyer

                               INDEX TO SCHEDULES


         Schedule          Description
         --------          -----------

         1.01(a)           Sale of Assets

         1.01(e)           Excluded Assets

         3.01(a)           Organization; Power; Capacity

         3.01(c)           Non-Contravention

         3.01(g)           Governmental Approvals

         3.01(h)           Title to Properties, Absence of Liens and
                           Encumbrances

         3.01(i)           Contracts and Other Data

         3.01(j)           Customers

         3.01(k)           Intellectual Property

         3.01(m)           Litigation

         3.01(n)           Taxes

         3.01(o)           Labor Matters

         3.01(p)           Insurance

         3.01(s)           Employee Benefit Plans

         3.01(t)           Transactions with Affiliates

         3.01(u)           Environmental, Health and Safety Matters

         3.01(w)           Broker's or Finder's Fees

         3.01(y)           Year 2000 Compliance

         3.01(aa)          Absence of Undisclosed Liabilities

         3.01(bb)          Product Warranty

         3.01(dd)          Assets Necessary to Group Activity

         3.01(gg)          Development Agreements

         3.02(a)           Organization, Corporate Power, Etc.

         3.02(d)           Capitalization

         3.02(i)           Brokers

         4.09              Group Employees

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of January 21, 2000, among GLOBESPAN, INC., a Delaware corporation (the "Buyer") and PAIRGAIN TECHNOLOGIES, INC., a Delaware corporation (the "Seller"). Certain of the capitalized terms used in this Agreement are defined in Section 8.01 hereof.

                              W I T N E S S E T H,
                               - - - - - - - - - -

         WHEREAS, the Seller is in the business of manufacturing transmission and networking systems, including DSL transmission systems, for sale to local telephone companies, competitive local exchange carriers (CLECS), business enterprises, data networking services providers and other customers;

         WHEREAS, the Seller, through its microelectronics engineering development group (the "Group"), is engaged in the business of the design, development, license and supply of intellectual property necessary for the manufacture, have-manufacture and sale of integrated circuits and related systems and software (the "Group Activity");

         WHEREAS, the Seller, until now, has utilized the Group Activity with the intent to develop components ahead of the general market availability and at lower costs than available from commercial electronic components manufacturers in order to provide a competitive advantage for the Seller's products;

         WHEREAS, the Group Activity heretofore has been conducted as an integrated part of the Seller and not on a stand-alone basis, and it is the intention of the parties hereto to transfer to the Buyer the Group Activity by the transfer to the Buyer all of the assets of the Seller used in or necessary to the conduct by the Seller of the Group Activity, subject to certain specified liabilities;

         WHEREAS, the Seller desires to sell the Assets (as defined herein) to the Buyer who can make better business use of the expertise and intellectual property;

         WHEREAS, the Seller desires to maintain the limited rights set forth in the License Agreement (as defined herein) to conduct the activities described therein;

         WHEREAS, in connection with such purchase and sale, each of the Buyer and the Seller desires to enter into certain mutually beneficial arrangements relating to the operation of the Group Activity by the Buyer from and after the Closing Date (as defined in Section 2.01 hereof); and

         WHEREAS, the Seller desires to maintain licenses to utilize certain intellectual property being sold to the Buyer with limited rights to modify such property;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

                         I. SALE AND TRANSFER OF ASSETS

    SECTION 1.01. Sale of Assets.

         (a) On the terms and subject to the conditions hereinafter set forth, on the Closing Date (as hereinafter defined), the Seller shall sell, convey, transfer, assign and deliver to the Buyer (or one or more subsidiaries of the Buyer (each a "Designated Subsidiary") as may be designated by the Buyer prior to the Closing Date), and the Buyer (or such Designated Subsidiaries as are identified by Buyer prior to the Closing Date) shall purchase from the Seller, for the aggregate consideration set forth in Article II hereof, all the assets and properties (of every kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated, whether or not carried on the books of the Seller) of the Seller that are used in, or necessary to the Seller's conduct of the Group Activity (it being the intention hereby to assign and transfer all the assets owned or claimed by the Seller and used in, or necessary to, the Seller's conduct of Group Activity or used by, or in connection with, the activities of the Group Activity, whether or not such assets are listed on the accounts of the Seller), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever ("Liens"), other than Permitted Liens, and except those assets excluded pursuant to paragraph (b) below (said assets and properties so to be sold, conveyed, transferred, assigned and delivered being hereinafter collectively called the "Assets"), including, without limitation:

               (i) all tangible personal property, inventories, machinery, equipment, supplies, tools, fixtures, leaseholds, computer equipment, applications circuits, products in development, work in process, spare parts, supplies, vehicles, furniture and office furnishings, wherever situated, used in or necessary to the Seller's conduct of the Group Activity, including without limitation all items listed on Schedule 1.01(a)(i) hereto;

               (ii) all leases, subleases and rights thereunder used in or necessary to the Seller's conduct of the Group Activity, including, without limitation, all items listed on Schedule 1.01(a)(ii);

               (iii) all claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment relating to, used in or necessary to the Seller's conduct of the Group Activity, including, without limitation, all items listed on Schedule 1.01(a)(iii) hereto;

               (iv) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies, to the extent they relate primarily to or are used in or necessary to the Seller's conduct of the Group Activity including, without limitation, all items listed on Schedule 1.01(a)(iv) hereto;

               (v) all intangible personal property of whatsoever kind or character, whether evidenced in writing or not, used in or necessary to the Seller's conduct of the Group Activity, including, but not limited to, all customer lists, data bases, securities, claims, and causes of action (whether fixed or contingent) including, without limitation, all items listed on Schedule 1.01(a)(v) hereto;

               (vi) all Group Intellectual Property, including, without limitation, all items listed on Schedule 1.01(a)(vi) hereto;

               (vii) any royalties paid to the Seller from and after September 29, 1999, pursuant to the ADSL Agreement (including any such royalties as may be paid to the Seller following the Closing Date, which royalties will be promptly paid by the Seller to the Buyer upon receipt);

               (viii) all technical documentation, materials and guidelines, brochures, sales literature, promotional materials and other selling material primarily relating to or used in or necessary to the Seller's conduct of the Group Activity including, without limitation, all items listed on Schedule 1.01(a)(viii) hereto;

               (ix) all papers, documents, instruments, books and records, files, agreements, books of account and other records by which the Assets might be identified or enforced, or otherwise pertaining to the Assets or the Group Activity that are located at the offices or other locations used in connection with the Assets or the Group Activity (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions) including, without limitation, all items listed on Schedule 1.01(a)(ix) hereto;

               (x) the rights of the Seller under all contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments (whether oral or written) primarily relating to, used in or necessary to the Seller's conduct of the Group Activity including, without limitation, all items listed on
Schedule 1.01(a)(x) hereto;

               (xi) all computer software programs, the source and object codes for such software programs and all documentation and training manuals related thereto, used in or necessary to the Seller's conduct of the Group Activity including, without limitation, all items listed on Schedule 1.01(a)(xi) hereto; and

               (xii) all other assets and rights of every kind and nature, real or personal, tangible or intangible, that are owned or claimed by the Seller, or any Affiliate of the Seller, and that are used by the Seller, or any Affiliate of the Seller, in connection with, or necessary to the Seller's conduct of the Group Activity (including, without limitation, all goodwill), whether or not such assets are reflected in the balance sheets and other financial statements of the Seller, or any Affiliate of the Seller.

Without limiting the generality of the foregoing, the Assets shall, except as set forth in paragraph (b) below, include all assets as may be acquired by the Seller in respect of the Group Activity after the date of this Agreement that would be included on a balance sheet prepared in accordance with generally accepted accounting principles as of the Closing Date for the Group Activity, but shall exclude any such assets that may be or have been disposed of after said date in the ordinary course of business on a basis consistent with past practice.

         (b) In the event that any of the Group Intellectual Property, or any license or other agreement relating to any of the Group Intellectual Property is updated or otherwise modified in the name of or for the benefit of the Seller, the Seller shall promptly transfer, assign and deliver to the Buyer (or such Designated Subsidiaries as may be designated by the Buyer), and the Buyer or such Designated Subsidiary shall acquire from the Seller, without additional consideration, all such updates or other modifications.

         (c) In the event that the Buyer shall establish at any time or from time to time during the twelve-month period following the Closing Date that any of the Schedules describing the Assets as provided in Section 1.01(a) hereof failed to include assets or properties of the Seller used by the Seller in, or necessary to the Seller's conduct of, the Group Activity (other than the Excluded Assets) then the Seller shall promptly sell, convey, transfer, assign and deliver to the Buyer (or such Designated Subsidiaries as may be designated by the Buyer), and the Buyer or such Designated Subsidiary shall acquire from the Seller, without additional consideration, all such assets and properties (herein referred to as the "Additional Assets").

         (d) In the event that the Buyer shall establish at any time or from time to time during the twelve-month period following the Closing Date that no arrangements have been made either in this Agreement or in any of the Ancillary Agreements to provide the Buyer with nonexclusive use of any assets or properties of the Seller not transferred hereunder and (i) used by the Seller in the Group Activity or (ii) necessary to the Seller's conduct of the Group Activity (other than the Excluded Assets), then the Seller shall use its reasonable best efforts to enter into an agreement with the Buyer providing for such nonexclusive use on a cost basis consistent with the Seller's existing cost allocations for such assets or properties, and on such other terms and conditions as may be mutually satisfactory to the Buyer and the Seller.

         (e) Notwithstanding anything to the contrary contained herein, the following assets and properties (the "Excluded Assets") of the Seller are specifically excluded from the Assets and shall be retained by the Seller:

               (i) the minute books, stock records and related corporate records of the Seller;

               (ii) any rights or benefits which arise under the terms and provisions of the ADSL Agreement and which accrue to either the Group or the Seller, including, but not limited to, the DMT ADSL Chip Set Technology (such DMT ADSL Chip Set Technology to be assigned after March 6, 2000);

               (iii) the cash surrender value of any life insurance policy for the benefit of any Group Employee; and

               (iv) the assets and properties identified on Schedule 1.01(e)(iv) hereto.

     SECTION 1.02. Nonassignability of Assets. To the extent that any license, permit, agreement, lease, sales or purchase order, commitment or other contract, property interest, qualification or asset described in this Agreement as being sold, assigned, transferred or conveyed to the Buyer by the Seller (collectively the "Commitments") or any claim, right or benefit arising thereunder or resulting therefrom (collectively, together with the Commitments, the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third Person, including a government or governmental or regulatory authority, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would be invalid, or would destroy, terminate or eliminate (or permit any other Person to destroy, terminate or eliminate) the Interests related thereto, or would constitute a breach of a Commitment or a violation of any law, rule or regulation then any provision in this Agreement or any specific conveyance to the contrary notwithstanding, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof or an attempted sale, assignment, transfer or conveyance thereof, but the Seller and the Buyer shall do such acts and things as may be reasonably necessary to give the Buyer the full benefit in respect of the Interests and the Seller the full benefit of the assumption of the Assumed Liabilities with respect thereto, including using reasonable efforts in order that any necessary third party shall execute such documents and do such acts and things as may be reasonably required for such purpose (including any consent, approval or amendment required to novate, reissue or assign the affected Commitments); provided, however, that neither the Seller nor the Buyer shall be obligated to pay any consideration therefor (except for filing fees and other similar charges which shall be paid by the Seller) to, or commence litigation against, the third party or Person from whom such consents, approvals or waivers are requested. If the Buyer or the Seller is unable to obtain any such required consent, approval or waiver, then until such required consent, approval or waiver is obtained, and in the absence of any alternative arrangement established by agreement between the Buyer and the Seller, the Seller shall continue to be bound by such Commitments and the Buyer shall, as agent for the Seller or as subcontractor, pay, perform and discharge fully all the obligations of the Seller thereunder from and after the Closing Date and the Seller shall, without further consideration, pay and remit to the Buyer (or its designee) promptly all money, rights and other consideration received in respect of such performance after payment of any taxes, costs or expenses due from the Seller (or its Affiliates) with respect to such receipt. The Seller shall conduct itself in the exercise of its rights under all such commitments only as reasonably directed by the Buyer and at the Buyer's expense. If and when any such approval, consent or waiver shall be obtained or such Commitment shall otherwise become assignable or able to be novated or such restriction shall have been satisfied or waived or no longer apply, the assignment of the Assets and the assumption of the Assumed Liabilities related to such approval, consent or waiver or restriction on assignment and/or assumption shall become effective automatically as of the Closing Date, without further action on the part of the Seller, the Buyer or any other Person, and without payment of further consideration.

     SECTION 1.03. License Option. The Seller hereby grants to the Buyer the option (each, an "Option" and collectively, the "Options") to require the Seller to assign to the Buyer all of its right, title and interest in, to and under the Cross License Agreement (the "Cross License") dated as of October 23, 1997, between Amati Communications Corporation and the Seller and the Level One Agreements (such agreements being referred to herein as the "Optioned Agreements"), each such Option being exercisable by the Buyer at any time on or after the Closing Date subject only to the provisions of such Optioned Agreement. The Seller will be deemed to have made all the representations and warranties set forth in Section 3.01 hereof with respect to the applicable Optioned Agreement (and the Intellectual Property licensed under such Optioned Agreement) as of the date the applicable Option is exercised by the Buyer and is assigned to the Buyer pursuant to the provisions of such Optioned Agreement.

                 II. CLOSING, PURCHASE PRICE, LIABILITIES, ETC.

     SECTION 2.01. Closing. Subject to the provisions of Article IV hereof, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111, on the business day following the day on which the last of the conditions set forth in Sections 5.01 and 5.02 (other than the conditions which by their terms are to be satisfied at the Closing) shall have been fulfilled or waived, or at such other time and/or place or on such other date as the parties may mutually agree (such date and time of closing being herein called the "Closing Date").

     SECTION 2.02. Payment to the Seller on Closing Date. On the Closing Date, in full consideration for the sale, conveyance, transfer, assignment and delivery to the Buyer of the Assets, the Buyer shall:

         (a) deliver to the Seller 1,081,197 shares (the "Initial Shares") of common stock, par value $0.001, of the Buyer (the "Common Stock"), subject to appropriate adjustment for any stock split (including the form of a stock dividend) or reverse stock split on or prior to the Closing Date;

         (b) deliver to the Seller a convertible subordinated note (the "Note") in the principal amount of $90 million, substantially in the form attached hereto as Exhibit A; and

         (c) assume the liabilities of the Seller as and to the extent provided in Section 2.03.

     SECTION 2.03. Liabilities.

         (a) Liabilities to be Assumed. On the Closing Date, and subject to the terms and conditions of this Agreement (including Section 2.03(b) below), the Buyer will assume and agree to pay, perform and discharge when due, all obligations accruing after the Closing Date under the agreements listed in
Schedule 3.01(i) unless such obligations are specified in Section 3.01(i) as not being assumed by the Buyer (collectively the "Assumed Liabilities").

         (b) Liabilities Not Assumed. The Buyer shall not assume, and shall not be deemed to have assumed, any liabilities or obligations of the Seller of any kind or nature whatsoever, except as expressly provided in the Assumption Agreement (as defined hereafter) and in Section 2.03(a) above. Without limiting the generality of the foregoing, it is hereby agreed that the Buyer is not assuming any liability and shall not have any obligation for or with respect to:

               (i) any liabilities or obligations of the Seller or the Group that arise under the terms of a contract, agreement, license, lease, sales order, purchase order, or other commitment that shall not be assigned, except as contemplated by Section 1.02 of this Agreement;

               (ii) any liabilities or obligations of the Seller or the Group that arise under the terms of the ADSL Agreement or the Excluded Agreements set forth in item 4 of Schedule 1.01(e);

               (iii) any liabilities or obligations of the Seller or the Group under any Plan (as defined in Section 3.01(s)), including (x) any obligation to adopt or to sponsor such Plan of the Seller except as the Buyer may, in its sole discretion, elect to adopt or to sponsor and (y) any deferred compensation benefits accrued as liabilities on the books of the Seller;

               (iv) any obligation of the Seller or the Group arising out of any action, suit or proceeding based upon an event occurring or a claim arising (A) prior to or as of the Closing Date or (B) after the Closing Date in the case of claims in respect of products or services sold or provided by the Seller or the Group or the conduct of the Group Activity prior to the Closing Date and attributable to acts performed or omitted by the Seller or the Group prior to the Closing Date; and

               (v) any and all liabilities or obligations for Taxes incurred by or imposed upon the Seller, or any predecessor company thereof, whether relating to periods, before, including or after the Closing Date, and any taxes arising from or with respect to the Assets or the operations of the Group Activity that are incurred or relate to any period prior to (or up to and including) the Closing Date, including, without limitation, any Taxes incurred by or imposed upon the Seller or the Group and arising out of the consummation of the transactions contemplated by this Agreement, as well as sales and use Taxes arising out of the transactions contemplated by this Agreement, whether such Taxes are imposed upon the Seller or the Buyer; provided, however, that sales and use Taxes resulting from the purchase and sale of the Assets hereunder shall be paid as provided in Section 4.06 below.

(the liabilities described in the preceding clauses (i) through (v) being herein collectively called the "Excluded Liabilities").

     SECTION 2.04. Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5.01, including, without limitation, the Ancillary Agreements; (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 5.02, including, without limitation, the Ancillary Agreements; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) a bill of sale in the form of the Bill of Sale and Assignment Agreement annexed hereto as Exhibit B (the "Bill of Sale"), (B) appropriate assignments (including real property and Group Intellectual Property transfer documents) and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form of the Assumption Agreement attached hereto as Exhibit C (the "Assumption Agreement") and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Section 2.02.

                      III. REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

         (a) Organization, Power; Capacity. (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified with respect to the operations of the Group and as set forth in
Schedule 3.01(a)(i), except where the failure to so qualify would not be likely to result in a Material Adverse Effect on the Group. The Seller has all requisite corporate power and authority to own, operate and lease the Assets, to carry on the Group Activity as it is now being conducted and to execute and deliver this Agreement and each Ancillary Agreement to which it is party and to perform its obligations hereunder and thereunder. Schedule 3.01(a)(i) hereto sets forth a complete list of the jurisdictions in which the Seller is qualified to do business with respect to the operations of the Group. The Seller has heretofore made available to the Buyer true, complete and correct copies of its Certificate of Incorporation and by-laws as currently in effect.

               (ii) The Group does not own and is not party to any joint venture or other enterprise and is not party to any contract to provide funds to or make any investment (in the form of a loan, capital contribution or similar payment) in any entity or enterprise that is not wholly owned by it.

         (b) Authorization of Agreements. The execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which the Seller is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by the Seller and, subject to due execution by any other parties thereto, will constitute the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. Each Ancillary Agreement to which the Seller is party, when duly executed and delivered in accordance with this Agreement, subject to due execution by any other parties thereto, will constitute a legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

         (c) Non-Contravention. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation of the Seller (as in effect at the Closing) or (ii), except as set forth on Schedule 3.01(c) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller, the Group, the Group Activity or any of the Seller's properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of the Seller to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on the Seller, the Group or the Group Activity.

         (d) Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal or foreign governmental agency, public body, court, tribunal or other authority (each a "Governmental Agency") having jurisdiction over the Seller is required to be made or obtained by the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, except for (i) compliance by the Seller with the Hart-Scott Act, (ii) filings pursuant to Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Seller to consummate the transactions contemplated hereby.

         (e) [reserved]

         (f) [reserved]

         (g) Governmental Authorizations and Regulations. (i) Except as set forth in Schedule 3.01(g)(i) hereto, the Seller has all governmental licenses, franchises and permits ("Permits") required under applicable law for the conduct of the Group Activity as currently conducted. Schedule 3.01(g)(i) hereto lists all material Permits held by the Seller required under applicable law for the conduct of the Group Activity as currently conducted.

               (ii) The Group Activity is being conducted in compliance with all Permits, except for such noncompliance as would not be likely to result in a Material Adverse Effect on the Group. The Seller has not received any notice of any alleged violation of any of the foregoing Permits.

               (iii) Neither the Seller nor any of its properties, operations or businesses relating to the Seller's conduct of the Group Activity is subject to any court or administrative order, judgment, injunction or decree.

               (iv) There is no restriction upon the ability or right of the Seller to assign, convey and transfer any material Permit to the Buyer.

         (h) Title to Properties, Absence of Liens and Encumbrances. Except as set forth on Schedule 3.01(h), the Seller or the Group has good and marketable title to or a valid leasehold interest in all of the Assets, in each case free and clear of all Liens, other than (i) the liens described on Schedule 3.01(h) hereto, (ii) liens for taxes not yet due, or (iii) mechanic's, materialman's, landlord's and similar statutory liens arising in the ordinary course of business and which, in the aggregate, would not have a Material Adverse Effect on the Group or the Group Activity (the Liens described in clauses (i), (ii) and (iii) above being referred to herein as "Permitted Liens").

         (i) Contracts and Other Data. Annexed hereto as Schedule 3.01(i), or supplied separately, is a list setting forth the following with respect to the Group Activity:

               (i) a description of all leases of personal property used by the Group in or otherwise necessary to the Seller's conduct of the Group Activity as currently conducted, to which the Seller is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, the rental term and the monthly (or other) rents payable under each such lease;

               (ii) all Group Intellectual Property and all licenses granted by or to the Seller and all other agreements to which the Seller or the Group is party that relate, in whole or in part, to any Group Intellectual Property or to other proprietary rights used in or necessary to the Seller's conduct of the Group Activity as currently conducted, whether owned by the Seller, the Group or otherwise;

               (iii) all collective bargaining agreements, employment and consulting agreements (whether written or oral), independent contractor agreements (whether written or oral), executive compensation plans (whether written or oral), bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements (whether written or oral) maintained for or providing benefits to employees of, or independent contractors or other agents of the Seller who are engaged exclusively in the day-to-day operations and support of the Group Activity;

               (iv) the names and titles of, and current annual base salary or hourly rates for, each of the Group Employees, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future, and the bonuses accrued for, and the vacation and severance benefits, to which each such person is entitled; and

               (v) all contracts (whether written or oral), including, without limitation, guarantees, mortgages, indentures and loan agreements which relate to the Group Activity, to which the Group (or the Seller on behalf of the Group) is party, or to which the Group (or the Seller on behalf of the Group) or any of the assets or properties used in or necessary to the Seller's conduct of the Group Activity is subject and which are not specifically referred to in clauses
(i), (ii), (iii) or (iv) above, including, but not limited to, contracts which
(A) contain warranties by the Seller or the Group in excess of those customary in the business of the Group, (B) extend for more than 12 months after the Closing Date, (C) contain any non-compete or exclusivity provision which in any way could restrict the ability of the Buyer to conduct the Group Activity freely, in any manner and in any geographic location or to solicit for hire any Person, (D) obligate third parties to maintain confidentiality of information relating to the Group or the Group Activity obligating the Group to maintain confidentiality relating to a third party, (E) contain any provision limiting the Group's or the Seller's rights under such contract upon a change of control, (F) contain any restriction upon the assignability of the contract by the Group or the Seller or (G) have been, or are in the process of being, negotiated by the Seller or the Group but are not yet executed by all of the parties thereto.

    True and complete copies of all documents and complete descriptions of all material binding oral commitments (if any) referred to in Schedule 3.01(i) have been provided or made available to the Buyer and its counsel. All material provisions of the contracts referred to in such Schedule are valid and enforceable obligations of the Seller and of, to the best of the Seller's knowledge, the other parties thereto. The Seller has not been notified of any claim that any contract referred to in such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default. Schedule 3.01(i) also specifies which obligations listed therein (except for obligations which arise only after the Closing Date) are being assumed, and, if such obligations arise after the Closing Date, which such obligations are not being assumed.

         (j) Customers. Since January 1, 1999, neither the Group nor the Seller on behalf of the Group, has sold goods or services to any third party customer and neither Group nor the Seller on behalf of the Group maintains any customer list.

         (k) Intellectual Property.

               (i) "Intellectual Property" of any Person shall mean any or all of the following and all rights in, arising out of, or associated therewith anywhere in the world held by such Person and not otherwise in the public domain: (1) all United States, international and foreign patents and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (2) all inventions (whether patentable or not), patterns, drawings, blueprints, specifications, products in development, processes, applications, circuits, invention disclosures, improvements, trade secrets, proprietary information, know how, mask works (and all information contained in a mask but not yet fixed in a chip), technology, technical data and customer lists, and all documentation relating to any of the foregoing; (3) all copyrights, copyright registrations and applications therefor; (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (6) all databases and data collections and all rights therein throughout the world; (7) all software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (8) all permits, privileges or royalties; (9) any similar, corresponding or equivalent rights to any of the foregoing and (10) all documentation related to any of the foregoing.

               (ii) Schedule 3.01(k)(ii)(a) lists all Intellectual Property used in or necessary to the conduct of the Group Activity (the "Group Intellectual Property"). Schedule 3.01(k)(ii)(b) lists all Group Intellectual Property (A) owned by, or filed in the name of, the Group or (B) owned by, or filed in the name of the Seller and relating to, used by the Group in or necessary to the Seller's conduct of the Group Activity (the "Group Protectable Intellectual Property").

               (iii) Except as set forth on Schedule 3.01(k)(iii), the Seller
(1) owns or shall own as of the Closing Date, and has or will have as of the Closing Date good title to each item of Group Protectable Intellectual Property, free and clear of any Liens, (2) has exclusive and assignable license to use each item of the Group Intellectual Property (other than Group Protectable Intellectual Property set forth in (1) above), free and clear of any Liens, (3) is the exclusive owner of or has the assignable permission of the owner to use all trademarks and trade names used in connection with the operation or conduct of the Group Activity, including the sale of any products or the provision of any services by the Group and (4) owns exclusively, and has good title to, all copyrighted works that are Group products or other works of authorship that the Group otherwise purports to own.

               (iv) To the extent that any work, invention or material has been developed or created by a third party for the Group (or for the Seller for use in the Group Activity), the Group has a written agreement with such third party with respect thereto and the Group (or the Seller) thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

               (v) The Group has not transferred ownership of, or granted any exclusive license with respect to, any Group Intellectual Property, to any third party, except for the exclusive license granted to Conexant under the ADSL Agreement (which exclusive license expires on March 7, 2000).

               (vi) Except as set forth on Schedule 3.01(k)(vi), the operation of the Group Activity as it currently is conducted, including to the extent applicable the Group's design, development, manufacture, license and sale of the products (including products currently under development) or services of the Group Activity, does not (1) infringe or misappropriate the Intellectual Property of any other person, (2) violate the rights of any person (including rights to privacy or publicity), or (3) constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Seller nor the Group has received written or oral notice from any person claiming that such operation or any act, product or service of the Group Activity infringes or misappropriates the Intellectual Property of any third party, violates the rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

               (vii) The Group (or the Seller, for use in the Group Activity) owns or has the exclusive right to use all Intellectual Property used by the Group in or necessary to the Seller's conduct of the Group Activity as it is currently conducted, including, without limitation, in the design, development, manufacture, license and sale of all products currently manufactured (either directly or under contract) or sold by the Group or under development by the Group, in the use and sale by Group customers thereof, and in the performance of all services provided or contemplated to be provided by the Group.

               (viii) Each item of the Group Protectable Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Group Protectable Intellectual Property have been paid and all necessary documents and certificates in connection with such Group Protectable Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the Untied States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Group Protectable Intellectual Property, except, in each case as would not be likely to result in a Material Adverse Effect on the Group or the Buyer.

               (ix) There are no contracts, licenses and agreements between the Group or the Seller and any other person with respect to the Group Intellectual Property under which there is any dispute known to the Group or the Seller regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Group thereunder.

               (x) To the best of the Seller's knowledge, no Person is infringing or misappropriating any of the Group Intellectual Property.

               (xi) The Group and the Seller have taken all steps that are reasonably required to protect the Group's rights in confidential information and trade secrets of the Group or provided by any third party to the Group. Without limiting the foregoing, the Seller and the Group have, and enforce, a policy requiring each employee and contractor to execute (A) proprietary information and confidentiality agreements in connection with Group Intellectual Property and Group Protectable Intellectual Property and (B) invention assignment agreements, substantially in the Seller or the Group standard forms, and all current employees and contractors of the Group have executed such agreements.

               (xii) There are no proceedings or actions instituted by the Group or the Seller or of which the Group or the Seller has received written notice before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Group Intellectual Property.

               (xiii) No Intellectual Property or product or service of the Group is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Group or may affect the validity, use or enforceability of such Intellectual Property.

               (xiv) No (1) product, service or publication of the Group, (2) material published or distributed by the Group or (3) conduct or statement of, or attributable to, the Group, constitutes obscene material or a defamatory statement or material.

               (xv) The Seller owns, or shall own as of the Closing Date, and has, or will have as of the Closing Date, good title to all of the Patent Rights (as defined in the Lewyn Agreement) free and clear of any Liens.

         (l) Software. The Seller holds valid licenses to all copies of all operating and applications computer software programs and databases used by the Group in or necessary to the Seller's conduct of the Group Activity and such programs and databases are adequate for the conduct of the Group Activity as currently conducted.

         (m) Litigation. Except as set forth in Schedule 3.01(m) hereto, there are no Claims at law or in equity, pending or, to the knowledge of the Seller, threatened, against the Seller or by or before any Governmental Agency relating to the Group or the Group Activity. Except as set forth in Schedule 3.01(m) hereto, there are no orders, rulings, charges, judgments or decrees of any court or Governmental Agency with respect to which the Seller has been named or is a party that apply, in whole or in part, to the Group or the Group Activity or any of the Assets or which would limit the ability of the Seller to consummate the transactions contemplated hereby.

         (n) Taxes. (i) The Seller has, as of the date hereof, and will have as of the Closing Date, timely filed in proper form all federal, state, local and foreign tax returns, reports, estimates, information statements and other statements in respect of Taxes, including without limitation Taxes incurred in connection with the operations of the Group Activity ("Tax Returns") that are required to be filed as of the date hereof, or which are required to be filed on or before the Closing Date, as the case may be, and all such Tax Returns are or will be accurate and complete in all material respects. There are no liens for Taxes upon any Asset and no event has occurred which with the passage of time or the giving of notice, or both, could be reasonably likely to result in a lien for Taxes on any Asset. In addition, except as set forth on Schedule 3.01(n)(i), all Taxes due or payable by the Seller on or before the date hereof or the Closing Date, as the case may be, with respect to which the Seller or the Assets may be liable or otherwise in any way subject have been or will be timely paid, except to the extent any such Taxes (as set forth as of the date hereof on Schedule 3.01(n)(i)) are being contested in good faith by appropriate proceedings by the Seller and for which adequate reserves for any disputed amounts shall have been established. Except as set forth on Schedule 3.01(n)(i), as of the date hereof, there has been no Tax examination, audit, proceeding or investigation of the Seller by any relevant taxing authority, and the Seller has not received from any governmental or regulatory authority any oral or written notice of any proposed adjustment, deficiency or underpayment of any Taxes pertaining to the Assets or the Group Activity, which notice has not been satisfied by payment or been withdrawn. Except as set forth on Schedule 3.01(n)(i), there are no pending or, to Seller's knowledge, threatened actions, audits, examination, proceedings or investigations, by any relevant taxing authority with respect to the Seller. The Seller does not have any outstanding request for an extension of time within which to pay any Taxes, including without limitation with respect to the Group Activity. The Seller has withheld and paid in a timely manner to all relevant taxing authorities all payments for withholding Taxes, unemployment insurance and other amounts required to be withheld and paid. Each individual providing services to the Seller (whether in his or her individual capacity or through any entity) in connection with the Group Activity is properly classified by the Seller as an employee or independent contractor, as the case may be, and Seller respects such classification for all purposes, including without limitation for purposes of withholding Taxes, unemployment insurance and entitlement to participate in retirement plans.

               (ii) Except as set forth in Schedule 3.01(n)(ii), the Seller has not received a tax ruling (other than a determination with respect to a Plan (as defined in Section 3.01(s)) or entered into a legally binding agreement (such as a closing agreement) with a taxing authority.

               (iii) None of the Assets is required to be treated as being owned by any other person other than Seller pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Code as in effect prior to the repeal thereof.

               (iv) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean (a) any net income, gross income, gross receipts, franchise, profits, gains, license, sales, use, ad valorem, value added, property, payroll, withholding, excise, severance, transfer, employment, social security, medicare, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, customs duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (domestic or foreign), (b) liability of the Seller for the payment of any amounts of the type described in clause (a) as a result of Seller or any predecessor thereof being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Seller for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period (or portion thereof) ending on or prior to the Closing Date, and (c) liability of the Seller with respect to the payment of any amounts described in (a) as a result of any express or implied obligation to indemnify any other person.

         (o) Labor Matters. Except to the extent set forth in Schedule 3.01(o),
(i) the Group is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Group or Group Activity; (ii) there is no unfair labor practice complaint or charge against the Group or the Seller with respect to Group Employees which is pending or, to the knowledge of the Seller, threatened before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Seller, threatened against or affecting the Group and there has been no such job action during the past three years; (iv) no representation question exists respecting the Group Employees and, to the knowledge of the Seller; there are no current organizing activities among the Group Employees; and (v) there is no pending or, to the knowledge of the Seller, threatened litigation between the Group, on the one hand, and current or former officers or employees, on the other hand, including without limitation, any claims for wrongful termination, breach of any express or implied contract of employment or for violation of equal employment opportunity laws which would, individually or in the aggregate, have a Material Adverse Effect on the Group or Group Activity.

         (p) Insurance. Schedule 3.01(p) identifies each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to which the Group is a party or otherwise the beneficiary of the coverage or which covers Seller's operation of the Group Activity.

    With respect to each such insurance policy: (A) neither the Seller nor the Group is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration under the policy; and (B) no party to the policy has repudiated any provision thereof. Schedule 3.01(p) describes any self-insurance arrangements affecting the Group.

         (q) Condition of Assets. All tangible personal property, fixtures, machinery and equipment comprising the Assets (A) are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are being used and (B) conform with all applicable ordinances, codes, regulations and requirements, including, without limitation, all applicable ordinances, codes, regulations and requirements relating to the environment, occupational safety and food safety, and no law presently in effect or condition precludes or materially restricts continuation of the present use of such properties.

         (r) Accounts Receivable. Neither the Group nor the Seller on behalf of the Group has any accounts or notes receivable.

         (s) Employee Benefit Plans. (i) Schedule 3.01(s)(i) hereto sets forth a complete and accurate list of each plan, program, arrangement, agreement or commitment that is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement, agreement or commitment applicable to any Group Employee applicable to any individual who is or was active in the Group Activity or in which any such individual was a participant or otherwise had any interest whatsoever ("Plans"), including, without limitation, each employee benefit plan (as defined under Section 3(3) of ERISA), maintained by the Seller or any of its affiliates or any trade or business (whether or not incorporated) which, together with such persons, would be treated as a single employer under Title IV of ERISA or
Section 414 of the Code (collectively, the "ERISA Affiliates") or to which any ERISA Affiliate contributes or has any obligation to contribute to, or has or may have any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement). Each Plan is identified on Schedule 3.01(s), to the extent applicable, as one or more of the following: an "employee pension plan" (as defined in Section 3(2)(A) of ERISA), an "employee welfare plan" (as defined in Section 3(l) of ERISA), or as a plan intended to be qualified under Section 401 of the Code.

               (ii) The Seller and each of its affiliates have complied, and currently are in compliance, in all material respects with all laws and regulations applicable to the Plans, including, without limitation, ERISA and the Code.

               (iii) Except as set forth on Schedule 3.01(s)(iii), no ERISA Affiliate has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

               (iv) Except as set forth on Schedule 3.01(s)(iv) neither the Seller nor any of its affiliates provides or may be required to provide, and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Group beyond their retirement or other termination of service with the Group (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of the Seller or the affiliates, or
(C) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). No ERISA Affiliate maintains any Plan under which any employee or former employee of any of the ERISA Affiliates may receive medical benefits which cannot be modified or terminated by the ERISA Affiliates at any time without the consent of any person, and no employees or former employees of the ERISA Affiliates will have any claim in respect of such benefits as of the Closing Date.

               (v) Except as set forth in Schedule 3.01(s)(v), the transactions contemplated hereby will not result in (i) any portion of any amount paid or payable by the Seller to a "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Seller or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual," being an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder, (ii) any employee of the Group being entitled to severance pay, unemployment compensation, or any other payment, (iii) an acceleration of the time of payment or vesting, or an increase in the amount of compensation due to any such employee or former employee or (iv) any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

               (vi) No ERISA Affiliate has incurred any material liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for premiums due to the Pension Benefit Guaranty Corporation), the Code or other applicable law, which has not been satisfied in full or been accrued on the consolidated balance sheet of the Seller and the affiliates as of December 31, 1998 pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances, which could result in the imposition of any liability under ERISA, the Code or other applicable law with respect to any Plan.

               (vii) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, and, except as set forth on
Schedule 3.01(s)(vii), as of the Closing Date there will be no liability of any of the ERISA Affiliates under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

               (viii) None of the ERISA Affiliates has made any contribution to any Plan that may be subject to any excise tax under Section 4972 of the Code.

         (t) Transactions with Affiliates. Except for the items set forth on
Schedule 3.01(t) hereto, (i) there are no agreements between the Seller and any of its Affiliates, on the one hand, and the Group, on the other hand, for the provision of goods or services to or by the Group; (ii) neither the Seller nor any of its Affiliates have been involved in any other material business arrangement or relationship with, or pertaining to, the Group within the past twelve months; (iii) there are no facilities occupied in whole or in part by the Group, and no other property, assets, franchises, licenses or rights used by the Group, that are owned, leased by or to, or occupied by any Affiliate of the Seller; and (iv) no Affiliate of the Seller owns any asset, tangible or intangible, which is used in the Group Activity.

         (u) Environmental, Health and Safety Matters. (i) Except as set forth on Schedule 3.01(u) hereto:

                    (A) No Hazardous Substances have been treated or stored, or have been or have threatened to be, discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from any property occupied by the Group, its predecessors or Affiliates or the operations of the Group Activity except in accordance with all applicable Environmental, Health and Safety Requirements and except for incidental releases of Hazardous Substances in amounts or concentrations that would not be expected to give rise to any claims or liabilities against the Group (except where the failure to comply would not reasonably be likely to have a Material Adverse Effect on the Group or the Group Activity) under any Environmental, Health and Safety Requirements including, but not limited to, any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys fees, pursuant to the Comprehensive Environmental Reasons, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Law.

                    (B) The Group, its predecessors, and Affiliates are in compliance with all Environmental, Health and Safety Requirements and have all permits required pursuant to any Environmental, Health and Safety Requirements (except where the failure to comply would not reasonably be likely to have a Material Adverse Effect on the Group or the Group Activity). The Seller has not received any notification from a governmental agency that there is any violation of any Environmental, Health and Safety Requirements with respect to the Group Activity and properties of the Group and has not received any notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.

                    (C) To Seller's knowledge, none of the following exist at any property or facility owned or operated by the Group or used in connection with or by the Group Activity: (x) asbestos or asbestos-containing material, (y) polychlorinated biphenyls, or (z) landfills, surface impoundments, disposal areas or underground storage tanks.

               (ii) The Seller has provided the Buyer with copies of all environmental assessment or audit reports and other similar studies or analyses relating to any property occupied by the Group or the operations of the Group Activity.

               (iii) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible party transfer" Environmental, Health and Safety Requirements.

         (v) Compliance With Law. The Group has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Agencies (except where the failure to comply would not reasonably be likely to have a Material Adverse Effect on the Group or the Group Activity), and no Claim has been filed or commenced against it alleging any failure so to comply.

         (w) Broker's or Finder's Fees. Except as set forth on Schedule 3.01(w), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with Buyer, without the intervention of any persons on behalf of the Seller in such a manner to give rise to any claim by any person against Buyer.

         (x) Other Information. None of the information furnished by the Seller to the Buyer in this Agreement, the exhibits hereto, the schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by the Seller at or prior to the Closing Date taken as a whole, is, or on the Closing Date will be, false or misleading or contains, or on the Closing Date will contain, any misstatement of fact, or omits, or on the Closing Date will omit, to state any material fact required to be stated in order to make the statements therein not misleading in light of the circumstances under which they were made.

         (y) Year 2000 Compliance. (i) There is no failure to be Year 2000 Compliant (as herein defined) of any computer software or hardware owned, used, licensed or sold by the Group, or the Seller in connection with the Group Activity, including, without limitation, computer hardware systems, software applications, firmware, microchips, equipment containing embedded microchips and other embedded systems that are used the Group, or the Seller in connection with the Group

Activity, or the software, hardware, firmware and other technology which constitutes part of the products and services manufactured, marketed or sold the Group, or the Seller in connection with the Group Activity, licensed by the Group or the Seller to third parties in connection with the Group Activity or used by Seller or the Group in the conduct of Group Activity (the "Computer Systems") where such failure would result in any material liability or expense to the Seller or the Buyer following the Closing;

               (ii) For purposes of this Agreement, "Year 2000 Compliant" means that (1) neither performance nor functionality of the Computer Systems is affected by dates prior to, during and after the year 2000; (2) no value for any then-current date will cause any interruption in operation; (3) date-based functionality must behave consistently for dates prior to, during and after year 2000; and (4) in all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules.

               (iii) Except as set forth on Schedule 3.01(y)(iii), neither the Seller nor the Group has provided any written guarantee or warranty for any product sold or licensed, or service provided by the Group to the effect that such product or service (x) complies with or accounts for the fact of the arrival of the year 2000, (y) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (z) is otherwise Year 2000 Compliant.

         (z) Private Placement. The Seller (i) acknowledges and understands that neither the Shares nor the Note have been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is an accredited investor, within the meaning of Rule 501 of Regulation D under the Act, (iii) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Shares and the Note and (iv) understands that it may not offer or sell the Shares or the Note except pursuant to an effective registration statement under the Act or pursuant to a valid exemption from the requirements of Section 5 of the Act and applicable state securities laws.

         (aa) Absence of Undisclosed Liabilities. Except as set forth in
Schedule 3.01(aa), the Group has no liability or obligation of any kind, whether accrued, absolute, fixed or contingent that would be required to be reflected on a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles for the Group which would, individually or in the aggregate, have a Material Adverse Effect on the Group or the Group Activity.

         (bb) Product Warranty. All of the products manufactured, sold, leased, and delivered by the Group have conformed in all material respects with all applicable contractual commitments, any express and implied warranties and all written specifications, and the Group has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 3.01(bb), all of the products manufactured, sold, leased, or delivered by the Group are subject to standard terms and conditions of sale or lease. Schedule 3.01(bb) includes copies of the standard terms and conditions of sale or lease for the Group (containing applicable guaranty, warranty, and indemnity provisions).

         (cc) Product Liability. The Group does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product heretofore manufactured, sold, leased, or delivered by the Group.

         (dd) Assets Necessary to Group Activity. (i) The Assets, together with all rights to be conveyed under the Ancillary Agreements, constitute all the property and assets, real, personal and mixed, tangible and intangible, all the Intellectual Property and all leases, licenses and other agreements, necessary to permit the Seller to conduct the Group Activity as it currently conducts it. At the Closing, the Buyer will obtain all rights to the Assets necessary to permit the Buyer to conduct the Group Activity as it is currently conducted, in all material respects.

               (ii) The Group Employees constitute all the employees who have played a material role in the development of any of the Group Intellectual Property and are currently employed by the Seller.

               (iii) Except as set forth on Schedule 3.01(dd)(iii), every contract or other agreement with any vendor, supplier or manufacturer of any products or services supplied by the Group to a third party expressly provides for a pass-through of such vendor's, supplier's or manufacturer's warranties, indemnities and obligations from the Seller to the Buyer. Except as set forth on
Schedule 3.01(dd)(iii), the Seller has all such pass-through rights as are necessary for it to fulfill all of its obligations pursuant to Section VI hereof and for the Buyer to be defended, and defend itself, against any Damages.

               (iv) The description of the "Group Activity" as set forth in the preamble of this Agreement is an accurate description, in all material respects, of the activities conducted by the Group being conveyed hereby.

         (ee) SEC Filings. The Seller has provided to the Buyer true and complete copies of (i) the Annual Reports of the Seller on Form 10-K for each of fiscal years ended December 31, 1996, 1997 and 1998, (ii) the Quarterly Reports of the Seller on Form 10-Q for the months ended March 31, 1999, June 30, 1999 and September 30, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Seller subsequent to December 31, 1996, and (iv) all other reports, statements and registration statements filed by the Seller with the SEC subsequent to December 31, 1996 (collectively, the "Seller Filings"). The Seller Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (ff) Fairness Opinion. The Seller has received the opinion of Broadview International LLC that, with regard to the consideration to be paid to the Seller for the Assets being purchased (and the liabilities being assumed) by the Buyer, the transactions contemplated in this Agreement and the Ancillary Agreements are fair to the Seller from a financial point of view as of the date of such opinion.

         (gg) Development Agreements. Schedule 3.01(gg)(i) sets forth a list of all development agreements to which the Seller is a party that relate to the Group Activity (the "Development Agreements"). Except as set forth on Schedule 3.01(gg)(ii), the Seller has satisfied, or will satisfy, all material requirements, including but not limited to any minimum production and development schedule, set forth in any Development Agreement and the Seller is not in default (nor has any event occurred which, with the giving of notice or passage of time would result in an event of default) under any Development Agreement. Except as set forth on Schedule 3.01(gg)(iii), no amounts ("Penalties") are owed by the Seller, and no such Penalties are reasonably anticipated by the Seller to be owed, due to the failure of the Group or the Seller to satisfy any requirements under any Development Agreement, by the Seller to any third party with whom the Seller has entered into a Development Agreement. Schedule 3.01(gg)(iii) also sets forth a list of all Penalties which are owed, or are reasonably anticipated by the Group or the Seller to be owed, by the Group or the Seller pursuant to any Development Agreement.

    SECTION 3.02. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

         (a) Organization, Corporate Power, Etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified and as set forth in Schedule 3.02(a), except where the failure to be so qualified would not be likely to result in a Material Adverse Effect on the Buyer. The Buyer has all requisite corporate power and authority to (i) own, operate and lease its properties, (ii) to execute and deliver this Agreement and each Ancillary Agreement to which it is party and to perform its obligations hereunder and thereunder, (iii) issue and deliver the Initial Shares and (iv) issue and deliver the shares of Common Stock issuable upon conversion of the Note (the "Conversion Shares", and together with the Initial Shares, the "Shares"). Schedule 3.02(a) hereto sets forth a complete list of the jurisdictions in which the Buyer is qualified to do business.

         (b) Authorization of Agreements. (i) The execution and delivery by the Buyer of this Agreement and each Ancillary Agreement to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by the Buyer and, subject to due execution by any other parties thereto, will constitute the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. Each Ancillary Agreement to which the Buyer is party, when duly executed and delivered in accordance with this Agreement, subject to due execution by any other parties thereto, will constitute a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally. No other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

               (ii) The Initial Shares have been duly authorized by the Buyer and, when issued in accordance with this Agreement, will be validly issued and outstanding and fully paid.

               (iii) The Conversion Shares have been duly reserved for issuance upon conversion of the Note, and upon such conversion will be validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

         (c) Non-Contravention. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer and the consummation of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation of the Buyer (as in effect at the Closing) (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of the Buyer to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on the Buyer.

         (d) Capitalization. The authorized capital stock of the Buyer consists of 100,000,000. As of December 31, 1999, 19,595,241 were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.02(d), and except for options to purchase an aggregate 2,474,525 shares of Common Stock granted pursuant to the stock option plans of the Buyer, as of the date hereof there are no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Buyer or any subsidiary thereof is authorized or outstanding and as of the date hereof there is not any commitment of the Buyer or any such subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. As of the date hereof, neither the Buyer nor any of its subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

         (e) Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Agency is required to be made or obtained by the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby, except for (i) compliance by the Buyer with Hart-Scott, (ii) filings pursuant to Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Buyer to consummate the transactions contemplated hereby.

         (f) SEC Filings. The Buyer has provided to the Seller true and complete copies of (i) the Quarterly Reports of the Buyer on Form 10-Q for the three months ended June 30, 1999 and September 30, 1999 (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Buyer subsequent to June 23, 1999, and (iii) all other reports, statements and registration statements filed by the Buyer with the SEC subsequent to June 23, 1999 (collectively, the "Buyer Filings"). The Buyer Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (g) Financial Statements. The consolidated financial statements of the Buyer included in the Buyer Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Buyer included in the Buyer Filings fairly present the financial position of the Buyer and its subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Buyer Filings fairly present the results of operations of the Buyer and its subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Except for liabilities or obligations that are accrued or reserved against in the Buyer's financial statements (or reflected in the notes thereto) included in the Buyer's Filings made prior to the date hereof or that were incurred subsequent to September 30, 1999 in the ordinary course of business and consistent with past practice, none of the Buyer and its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Material Adverse Effect on the Buyer.

         (h) Compliance with Laws. The Buyer has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Agencies (except where the failure to comply would not have a Material Adverse Effect on the Buyer), and no Claim has been filed or commenced against it alleging any failure so to comply.

         (i) Brokers. Except as set forth on Schedule 3.02(i), no person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Buyer.

         (j) Fairness Opinion. The Buyer has received the opinion of Thomas Weisel Partners LLC that, with regard to the consideration to be paid to the Seller for the Assets being purchased (and the liabilities being assumed) by the Buyer, the transactions contemplated in this Agreement and the Ancillary Agreements are fair to the Buyer from a financial point of view as of the date of such opinion.

         (k) Litigation. No action, suit or proceeding by or before any court or Governmental Agency, involving the Buyer or its property is pending or, to the best knowledge of the Buyer, threatened that (i) could reasonably be expected to have a Material Adverse Effect on the performance by the Buyer of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby or (ii) could reasonably be expected to result in a Material Adverse Effect on the Buyer.

         (l) Taxes. The Buyer has filed all necessary federal, state and foreign income and franchise tax returns or has properly requested extensions thereof and has paid all taxes required to be paid by it and, if due and payable, any related or similar assessment, fine or penalty levied against it. The Buyer has made adequate charges, accruals and reserves in the applicable financial statements set forth in the Buyer Filings in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Buyer has not been finally determined. The Buyer is not aware of any tax deficiency that has been or might be asserted or threatened against the Buyer that could result in a Material Adverse Effect on the Buyer.

         (m) Intellectual Property. The Buyer owns or possesses adequate rights to use all Intellectual Property which is necessary to conduct its business as described in the Buyer Filings; the expiration of any patents, patent rights, trade secrets, trademarks, service marks, trade names or copyrights will not result in a Material Adverse Effect on the Buyer that is not otherwise disclosed in the Buyer Filings; the Buyer has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of the Buyer by others with respect to any of the Buyer's Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, might have a Material Adverse Effect on the Buyer; and the Buyer has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any of the Buyer's Intellectual Property which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, might have a Material Adverse Effect on the Buyer. There is no claim being made against the Buyer regarding the Buyer's Intellectual Property which, if the subject of an unfavorable decision, ruling or finding, might have a Material Adverse Effect on the Buyer. The Buyer does not in the conduct of its business as now or proposed to be conducted as described in the Buyer Filings infringe or conflict with any right or patent of any third party, or any discovery, invention product or process which is the subject of a patent application filed by any third party, known to the Buyer, which such infringement or conflict is reasonably likely to result in a Material Adverse Effect on the Buyer.

         (n) Environmental Matters. (i) The Buyer is in compliance with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment which are applicable to its business, except where the failure to comply would not result in a Material Adverse Effect, (ii) the Buyer has received no notice from any Governmental Agency or third party of an asserted claim under any Environmental, Health and Safety Requirement which claim is required to be disclosed in the Buyer Filings, (iii) the Buyer will not be required to make future material capital expenditures to comply with any Environmental, Health and Safety Requirement and (iv) no property which is owned, leased or occupied by the Buyer has been designated as Superfund site pursuant to the Comprehensive Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), or otherwise designated as a contaminated site under applicable state or local law.

         (o) Offering of the Securities. Neither the Buyer nor any person acting on its behalf has taken or will take any action (including, without limitation, any offer, issuance or sale of any securities of the Buyer under circumstances which might require the integration of such securities with the Shares or the Note under the Securities Act of 1933, as amended (the "Securities Act") or the rules and regulations of the Securities and Exchange Commission thereunder) which might subject the offering, issuance or sale of the Shares or the Note to the registration provisions of the Securities Act.

                                 IV. COVENANTS

    SECTION 4.01. Covenants of the Seller.

         (a) The Seller agrees that, at all times between the date hereof and the Closing Date, unless the Buyer and the Seller shall otherwise agree in writing, the Seller shall and shall cause the Group to:

               (i) operate the Group Activity only in the ordinary course, in accordance with past practices and, to the extent consistent with such operations, the Seller will use best efforts to preserve (x) the existing business organization of the Group Activity, (y) relationships with all employees and (z) the Seller's present relationships with all lessors, customers, suppliers and licensors of, and all other persons having business dealings with, the Group Activity;

               (ii) maintain all the Assets in good repair, order and condition (reasonable wear and tear excepted);

               (iii) not take any action or refrain from taking any action that would affect (1) Seller's ownership of or right, exclusive or non-exclusive, to use any Group Intellectual Property, (2) any registration or application pending with respect to such Group Intellectual Property, or (3) in any material respect, the value or utility of such Group Intellectual Property to the Group Activity as currently conducted.

               (iv) maintain the Group's records in the usual, regular and ordinary manner, on a basis consistent with past practice, and use its best efforts to comply with all laws applicable to it and to the conduct of the Group Activity and perform all its material obligations without default;

               (v) not change the character of the Group Activity in any manner;

               (vi) not, with respect to the Group Activity (A) incur any obligation or liability (fixed or contingent), or incur any indebtedness for money borrowed which is to be repaid by the Group, except normal trade or business obligations incurred in the ordinary course and consistent with past practice and except in connection with this Agreement and the transactions contemplated hereby; (B) mortgage, pledge or subject to any lien, security interest or encumbrance any of the Assets (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course and purchase money security interest arising in the ordinary course between the date of delivery and payment); (C) transfer, sell, lease or otherwise dispose of any of the Assets (except for Excluded Assets) except for a fair consideration in the ordinary course and consistent with past practice or, except in the ordinary course and consistent with past practice, acquire any assets or properties; (D) cancel or compromise any debt or claim individually or in the aggregate in excess of $50,000, except in the ordinary course and consistent with past practice; (E) waive or release any rights of material value or surrender, cause to be revoked or otherwise terminate any material license, permit or other approval, authorization or consent from any court, administrative agency or other governmental authority relating to the conduct of the Group Activity; (F) transfer or grant any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, servicemarks, or copyrights or with respect to any Group Intellectual Property or permit any license, permit or other form of authorization relating to any such Intellectual Property to lapse having a value individually or in the aggregate in excess of $50,000; (G) suffer any casualty loss or damage which materially or adversely affects the ability of the Seller to conduct the Group Activity; (H) make or grant any wage, salary or benefit increase or bonus payment to any Group Employee individually or in the aggregate in excess of $50,000, enter into or materially amend the terms of any employment contract with, or make any loan to, or grant any severance benefits to, or modify any severance arrangements applicable to, or enter into or amend the terms of any material transaction of any other nature with, any officer or employee engaged in the operations of the Group Activity, other than in the ordinary course of business and consistent with past practice; (I) enter into or amend any contract agreement, lease or license involving the performance of services or the provision of goods (in either case as a vendor or vendee) which in accordance with its terms will not be completed for a period in excess of one year after the date of such contract, binds the Group in any way other than in the ordinary course and/or involves payments in excess of $50,000; (J) enter into any other material transaction, contract or commitment, except in the ordinary course and consistent with past practice; or (K) except in the ordinary course and consistent with past practice, amend or modify in any material respect adverse to the interests of the Group Activity any contract listed on Schedule 3.01(i) hereto.

               (vii) conduct the Group Activity in all material respects in compliance with all applicable laws and regulations.

         (b) Between the date hereof and the Closing Date, the Seller will afford the representatives of the Buyer reasonable access during normal business hours to the offices, facilities, books and records of the Seller related to the Group Activity and the opportunity to discuss the affairs of the Group with officers and employees of the Seller familiar therewith.

         (c) (i) Between the date hereof and the Closing Date, the Seller shall, with the Buyer's assistance and cooperation, but, except as set forth in clause
(c)(ii), at the expense of the Seller, promptly apply for or otherwise seek and use the Seller's reasonable efforts to obtain all authorizations, consents, waivers and approvals as may be required in connection with (1) the assignment of the contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments of which the Seller is the beneficiary to be assigned to the Buyer pursuant to Section 5.01(f) hereof and (2) the Commitments and Interests described in Section 1.02 hereto.

               (ii) All filing fees related to the efforts to obtain approval under the Hart-Scott Act shall be borne equally by Buyer and Seller.

         (d) Between the date hereof and the Closing Date, the Seller will not enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations or warranties of the Seller contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event or omit to take any action necessary to prevent any such representation or warranty from being untrue or incorrect at any such time.

         (e) Between the date hereof and the Closing Date, the Seller shall use its best efforts to assist the Buyer in its efforts to enter into employment agreements with all Group Employees and to ensure that all Group Employees remain as employees of the Seller at least through the Closing Date, including without limitation, honoring the terms of the employee retention programs previously disclosed to the Buyer.

    SECTION 4.02. Covenants of the Buyer.

         (a) The Seller shall furnish Buyer such information as Buyer or its counsel shall reasonably request with respect to the preparation of the Form S-1 and the public offering of the Shares (including, without limitation, all financial statements and other information required by the

Act and the rules and regulations thereunder) and the Seller shall take any other action Buyer may reasonably request in connection with the preparation and filing of the Form S-1 (including, without limitation, causing the Seller's independent public accountants to prepare and deliver all consents, reports, opinions or other information or instruments that may be required by the Act and the rules and regulations thereunder or otherwise necessary).

         (b) Between the date hereof and the Closing Date, the Buyer will not enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations or warranties of the Buyer contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event or omit to take any action necessary to prevent any such representation or warranty from being untrue or incorrect at any such time.

    SECTION 4.03. Notification of Certain Matters. The Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Seller of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date and (ii) any material failure of the Seller or Buyer, as the case may be, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

    SECTION 4.04. Confidentiality. The contents of this Agreement shall be kept confidential between the parties, except that each party may reveal and discuss the contents with its respective professional advisors, including attorneys and accountants. In addition, the parties may mutually agree in writing as to the revealing of the subject transaction with current employees and to the public. In so doing, the parties shall agree to the timing and content of the release of such information. In furtherance of the foregoing, the parties hereto agree to incorporate herein by reference that certain confidentiality agreement, dated October 1, 1999 (the "Confidentiality Agreement"), between the Buyer and the Seller and further agree that, notwithstanding anything herein to the contrary, the terms and provisions of the Confidentiality Agreement shall remain in full force and effect.

    SECTION 4.05. Allocation of Purchase Price. The Purchase Price (and any liabilities assumed by the Buyer from the Seller) shall be allocated among the Assets in the manner determined by Buyer in its reasonable discretion as soon as practicable after the Closing Date, subject to the approval of the Seller, which approval will not be unreasonably withheld. The parties shall adhere to such allocation for all Tax purposes and shall file all Tax Returns and other documents with all taxing authorities on a basis consistent therewith. In particular, Buyer and the Seller shall (i) file a Form 8594 Asset Acquisition Statement of Allocation consistent with such allocation, (ii) provide a copy of such form to the other, and (iii) file a copy of such form with its federal income tax return for the period that includes the Closing Date.

    SECTION 4.06. Transfer Taxes. All transfer, sales and use taxes imposed upon or incurred by any of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne equally by the Seller and the Buyer. The Seller and the Buyer shall jointly prepare and file, at the expense of Seller, all necessary Tax Returns and other documents with respect to all such transfer, sales and use taxes. If required by applicable law, any other party hereto shall join in the execution and filing of any such Tax Returns or other documents. The Seller and the Buyer agree to cooperate in any endeavor to effect a reduction in any such transfer, sales and use taxes.

    SECTION 4.07. Insurance. Between the date of this Agreement and the Closing Date, the Buyer shall use reasonable efforts to obtain policies of fire, liability, workers' compensation and other forms of insurance in such amounts and against such risks as the Buyer deems appropriate. The Seller shall cooperate with the Buyer in obtaining such insurance and, in the event that the Buyer is unable by the Closing Date to obtain such insurance, the Seller shall, at the Buyer's written request, maintain their insurance policies in full force and effect for the benefit of Buyer for a period after the Closing Date not to exceed 60 days. The Buyer shall reimburse the Seller within 30 days in respect of any premiums paid in keeping the Seller's insurance policies in full force and effect after the Closing Date.

    SECTION 4.08. Non-Competition. (a) (i) For a period of four years after the Closing, neither the Seller nor any of its Affiliates that are business entities shall, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, or be associated in any manner connected with, lend the Seller's credit to, or render services to, any business or activity that is engaged, in whole or in part, in the design, development, license and supply of intellectual property necessary for the manufacture, have-manufacture and sale of integrated circuits and related systems and software that is currently engaged in by the Group or the sale of integrated circuits and related systems and software that utilizes such intellectual property (the "Competing Activity") except that the Seller may engage in the Permitted Activities and Permitted Framer Activities to the extent and on the terms set forth in the License Agreement. Neither the Seller nor any of its Affiliates that are business entities will, without the prior written consent of the Buyer, own an interest in, manage, operate, join, control or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that is engaged in the Competing Activity. For the purposes of this Section 4.08, the term "Affiliate" shall not include companies of which members of the board of directors on the date hereof are also members of the board of directors of the Seller on the date hereof. (ii) Nothing herein shall prohibit the Seller from being acquired (in whole or in part) by merger or otherwise, by another business entity that is engaged in the Competing Activity; provided that the acquiring company shall not utilize the DSL Technology for any purpose whatsoever.

         (b) As a separate and independent covenant, the Seller agrees with the Buyer that, for a period of four years following the Closing, the Seller shall not, without the Buyer's consent, which consent may be given or withheld by the Buyer in its sole discretion, (i) employ, or otherwise engage as an employee, consultant, advisor, independent contractor, or otherwise, any Group Employees or solicit, cause or encourage, directly or indirectly, any Group Employees to leave the employ of the Group or the Buyer or to violate the terms of their contracts, or any employment arrangements, or cause or encourage any Person (including the Seller itself) to enter into any employment, consulting, advisory or other similar arrangement with any of the Group Employees and (ii) neither the Seller, its Affiliates, nor any of their employees, contractors, agents or other representatives, will induce, directly or indirectly, any Group Employee to take any action which in any way, directly or indirectly, interferes with, causes harm or damage to, or in any way disadvantages the Buyer, the Group Activity or the Group.

         (c) The Seller acknowledges that this Section 4.08 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this

Agreement by Buyer. The Seller has independently consulted with its counsel and agrees after such consultation that the covenants set forth in this Section 4.08 are reasonable and proper.

         (d) The parties agree that a remedy at law for any breach of any obligation contained in this Section 4.08 will be inadequate and that in addition to any other rights and remedies to which Buyer shall be entitled hereunder, at law or in equity, the Buyer shall be entitled to injunctive relief and reimbursement for all reasonably attorneys' fees and other expenses incurred in connection with the enforcement hereof.

         (e) Notwithstanding the provisions of Section 8.14, the Buyer's rights under this Section 4.08 may, without the Seller's consent, be assigned by the Buyer to any third party in connection with any sale (by merger or otherwise) of all or substantially all of the Assets to any such third party.

     SECTION 4.09. Group Employees.

         (a) Schedule 4.09(a) sets forth a list of all Group Employees. On the Closing Date, the Seller shall terminate the employment of all of the Group Employees and such Group Employees shall cease to accrue any benefits under any employee benefit plans maintained by or for the benefit of the Seller or any of its affiliates, and the Buyer shall be deemed to have offered to continue the employment of each such individual whose employment was so terminated effective from the Closing Date or, in the case of a Group Employee not actively at work on the Closing Date on account of a disability, on the day such employee reports for work after termination of such disability. For purposes of the immediately preceding sentence, the term "continue the employment" shall mean employment on terms (i) with respect to salary, competitive with those of individuals having similar duties at comparable businesses and (ii) with respect to position, "substantially the same duties in the same functional area" as in effect on the Closing Date. Nothing in this Section 4.09 shall require the Buyer (1) to provide or continue for the benefit of any employees any bonus or other compensation plan or arrangement or any other employee benefit plan currently maintained by the Seller or any affiliate thereof or (2) to maintain the organizational structure of the Group Activity in effect on the date hereof. Seller and Buyer acknowledge and agree that, to the maximum extent permitted or allowed by applicable law, employment by the Buyer of any Group Employees as described in this paragraph (a) shall be employment at will.

         (b) The Seller hereby acknowledges and agrees that any severance, termination or other obligation to any Group Employee arising from the employment of such Group Employee by the Seller or any affiliate thereof or the termination of the employment of such Group Employee as a result of the transactions contemplated by this Agreement or otherwise shall be the sole responsibility and liability of the Seller.

         (c) The Buyer agrees that effective as of the Closing Date, all Group Employees who shall commence employment with the Buyer ("Transferred Employees") shall participate in the Buyer's employee benefit plans as the same may be in effect from time to time, including a group health plan providing major medical benefits, on substantially similar terms and conditions as the Buyer's similarly situated employees.

         (d) The Seller has heretofore delivered to the Buyer a schedule (the "Vacation Schedule") showing, with respect to each Group Employee as of December 31, 1999, the number of days of vacation pay to which such Group Employee is entitled as of such date. The Seller shall take responsibility for and cause to be paid in the normal course of business the vacation pay of all Transferred Employees as reflected on the Vacation Schedule.

         (e) Except as specifically set forth in this Agreement (i) the Buyer shall not be obligated to assume, continue or maintain any of the Seller's Plans; (ii) no assets or liabilities of the Seller's Plans shall be transferred to, or assumed by, the Buyer or the Buyer's benefit plans; and (iii) the Seller shall be responsible solely for funding and/or paying any benefits under any of the Seller's Plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Group Activity prior to the Closing Date.

         (f) Nothing in this Agreement, express or implied, shall confer upon any employee of the Seller, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.

         (g) The Buyer will take all action necessary to grant to the Group Employees at the Closing stock options, to be allocated among the Group Employees as the Buyer determines in its sole discretion, to acquire Common Stock. The Seller shall take all action necessary to cause all stock options granted by the Seller to any Transferred Employee to vest at the Closing Date.

         (h) The Seller agrees that if at any time after the Closing Date the Buyer, in its reasonable determination, should require the assistance of employees of the Seller (other than the Group Employees) who played a role in the development of the Group Intellectual Property, the Seller shall make such employees available to the Buyer, upon the Buyer's reasonable request, at such rates and for such periods of time as the parties shall reasonably agree.

    SECTION 4.10. Further Assurances. Subject to the terms and conditions herein provided, the Seller and Buyer hereto agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including, without limitation, any necessary filings under Hart-Scott); provided that the foregoing shall not require Buyer to agree to make any divestiture of a significant asset in order to obtain any waiver, consent or approval.

    SECTION 4.11. Inquiries and Negotiations. From the date hereof until the termination hereof, the Seller and its officers, directors, employees and representatives and other agents will not, directly or indirectly, continue, consider, solicit or encourage in any way (including by furnishing any non-public information concerning the Seller, the Group Activity or the Assets) or otherwise cooperate in any way with, or assist or participate in, or encourage any effort or attempts by any person, corporation, entity or group other than Buyer and its Affiliates, representatives and agents (each, a "Third Party") in connection with any dispositions or divestiture of the Group or all or any portion of the Assets, (whether by merger, sale of stock, sale or lease of assets or otherwise and other than sales of inventory in the ordinary course of business) (such transactions being hereinafter referred to as "Alternative Transactions"). The Seller shall immediately notify Buyer if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Seller in respect of an Alternative Transaction, and shall, in any such notice to Buyer, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts.

    SECTION 4.12. Transfer of Assets. Any Affiliate of the Seller that holds, owns, controls or has any rights in any of the Assets or any assets relating to, used in or useful to, the Group Activity shall, prior to the Closing, transfer such assets to the Seller free and clear of any mortgage, lien, pledge, claim, restriction, security interest, charge or encumbrance of any nature whatsoever.

    SECTION 4.13. Transition Services. (a) For a period of six (6) months from the Closing Date, the Buyer shall make three (3) of its engineers available at any time, at the Seller's request to design and develop the DMT ADSL hardware and software onto the 12-port and 24-port Falcon-based G.lite/full rate DMT channel cards, to support the on-the-job training of new DMT development support engineers and to support the solution of problem reports that may arise from the Seller's obligation to support Conexant's utilization of the Falcon components pursuant to its obligations under the ADSL Agreement. The engineering support services will be required principally of the engineers agreed upon between the Buyer and the Seller. In the event any of such individuals should not accept the Buyer's employment offer or subsequently terminate his employment with the Buyer, the Buyer shall provide the services of such other employees then employed by the Buyer with the requisite skills as are reasonably needed to fulfill the Buyer's obligations under this Section 4.13(a), subject to the reasonable approval of the Seller. Additionally, other engineers may be required from time to time to support questions from Conexant, which cannot be predicted at this time. In no event will the aggregate time commitment of the three named engineers and the additional engineers exceed the equivalent of the full time commitment of three engineers for such six-month period. So long as the Buyer is satisfying the Seller's product development requirements as described in the first sentence above, the Buyer will be entitled to use any or all of such engineers in its own operations. The engineers shall be available to provide such services to the Seller within two
(2) days of the Seller's request, and in consideration for such services, the Seller shall pay the Buyer Three Hundred Dollars ($300) per hour for each engineer providing such services.

     For a period of six (6) months, commencing six (6) months from the Closing Date, the Buyer shall make two (2) of its engineers available at any time, at the Seller's request, to support the completion of and bug-fixes related to the Falcon Chip and for continuing support to enable the Seller to fulfill its obligations under the ADSL Agreement. Such engineers shall be available to provide such services to the Seller within two (2) days of the Seller's request, and in consideration for such services, the Seller shall pay the Buyer One Hundred Fifth Dollars ($150) per hour for each engineer providing such services. The services described in this Section 4.13(a) are defined as the "Transition Services".

          (b)(i) Billing for transition services provided by the Buyer pursuant to Section 4.13(a) will be made to the Seller, by the tenth business day of the month following the month in which the Transaction Service was provided.

             (ii) Payment is due thirty (30) days from the Buyer's invoice date. The Buyer may change credit or payment terms at any time when, in the Buyer's reasonable opinion, the Seller's financial condition, previous payment record, or the nature of the Seller's relationship with the Buyer so warrants.

             (iii) The Buyer may discontinue performance if the Seller fails to pay any sum due that is not reasonably disputed, or fails to perform in any material respects under this or any other Buyer agreement if, after thirty (30) days written notice, the failure has not been cured.

          (c)(i) Either party may terminate its obligations under this Section
4.13 for cause at any time unless the other party cures the breach within thirty
(30) days of written notice of such breach.

             (ii) If either party becomes insolvent, is unable to pay its debt when due, files for bankruptcy, is the subject of involuntary bankruptcy, has a receiver appointed or has its assets assigned, the other party may terminate its obligations under this Section 4.13 without notice and may cancel any unfulfilled obligations.

             (iii) Provisions herein which by their nature extend beyond the termination or expiration of this Section 4.13 will remain in effect until fulfilled.

         (d) Each of the Seller and the Buyer agree that in the event of any breach of Section 4.13(a) by the Buyer, the Seller would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Buyer waives the defense in any action alleging breach of the provisions of this Section 4.13 seeking specific performance of the Buyer's obligations under
Section 4.13(a) that damages, or any other remedy at law would be an adequate remedy. The parties further agree, in addition to any other remedy to which it may be entitled at law or in equity, the Seller shall be entitled to compel specific performance of Section 4.13(a) in any action instituted by the Seller. The parties further agree that a breach of Section 4.13(a) would require immediate redress. Accordingly, the parties agree that in the event a legal proceeding is commenced by the Seller which seeks specific performance of
Section 4.13(a), such proceeding shall be expedited to the fullest extent permitted by law.

    SECTION 4.14. License of Embedded Trademarks. The Seller hereby licenses the Buyer, for no additional consideration, the use of the Seller's tradenames and trademarks in any mask work or mask set where such tradename or trademark is embedded in the finished product, such license to terminate at such time as the Buyer replaces the mask work or mask set.

                            V. CONDITIONS PRECEDENT

    SECTION 5.01. Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the transaction set forth in this Agreement is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by the Buyer to the extent permitted by applicable law:

         (a) Accuracy of Representations and Warranties. The representations and warranties contained in Section 3.01 of this Agreement or in any certificate or document delivered to the Buyer pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (without regard to any notification that may be made by the Seller under Section 4.03), and the Seller shall have delivered to the Buyer a certificate to that effect.

         (b) Compliance with Covenants. The Seller shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Seller shall have delivered to the Buyer a certificate of its president to that effect.

         (c) All Proceedings To Be Satisfactory. All proceedings to be taken by the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, Reboul, MacMurray, Hewitt, Maynard & Kristol, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         (d) Legal Opinion. The Buyer shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to the Seller, addressed to the Buyer and dated the Closing Date, satisfactory in form and substance to the Buyer and its counsel, to the effect set forth in Annex I hereto.

         (e) Legal Actions or Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the transactions contemplated hereby.

         (f) Assignment of Contracts. The Seller shall have obtained all the authorizations, consents, waivers and approvals required in connection with the assignment of those contracts, agreements, licensee, leases, sales orders, purchase orders and other commitments to be assigned to the Buyer pursuant to this Agreement and set forth on Schedule 3.01(i) hereto, including, but not limited to, those consents required in connection with Section 1.02 hereof.

         (g) Ancillary Agreements. Each Ancillary Agreement shall have been executed and delivered by each party thereto other than the Buyer and said Agreements shall be in full force and effect as of the Closing Date.

         (h) Supporting Documents. On or prior to the Closing Date, the Buyer and its counsel shall have received copies of the following supporting documents:

               (i) copies of the Certificates of Incorporation of the Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (2) certificates of said Secretary dated as of a recent date as to the good standing of the Seller and listing all documents of each on file with said Secretary; and

               (ii) certificates of the Secretary or an Assistant Secretary of the Seller dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of the By-laws of the Seller as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Seller is a party and the transactions contemplated hereby and thereby and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and each Ancillary Agreement to which the Seller is a party; (3) that the Certificate of Incorporation of the Seller has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; and (4) as to the incumbency and specimen signature of each officer of such Seller executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Seller as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

         (i) Consents and Regulatory Approvals. The Buyer shall have (i) obtained all material written consents, permits, licenses, authorizations and approvals in forms acceptable to the Buyer of any and all persons, including, without limitation, Governmental Agencies, authorities and third parties, required to be obtained prior to the consummation of the transactions contemplated hereby and required to be obtained in order that Buyer may conduct the Group Activity immediately following the Closing Date, and (ii) received evidence in form and substance satisfactory to Buyer and its counsel reflecting that the Seller notified the Governmental Agencies with whom the Seller transacts business as to the (x) transactions contemplated hereby and (y) Seller's desire to enter into any required novation agreements. Any waiting period (and any extension thereof) under Hart-Scott applicable to the purchase of the Group Activity contemplated hereby shall have expired or been terminated.

         (j) No Material Adverse Effect. Neither the Group nor the Group Activity shall have suffered, after the date of this Agreement any change which has had, or in the reasonable opinion of Buyer could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Group Activity or the Group.

         (k) Payment of Certain Excluded Liabilities. The Seller shall have paid all Excluded Liabilities which are secured by liens or other encumbrances on the Assets, and the Buyer shall have been furnished evidence of such payment satisfactory to it.

     SECTION 5.02. Conditions Precedent to Obligations of the Seller. The obligation of the Seller to consummate the transactions set forth in this Agreement is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any of which may be waived in whole or in part by the Seller to the extent permitted by applicable law:

         (a) Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained in Section 3.02 or in any certificate or document delivered to the Seller pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (without regard to any notification that may be made by the Buyer under Section 4.03), and the Buyer shall have delivered to the Seller a certificate to such effect.

         (b) Compliance with Covenants. The Buyer shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Buyer shall have delivered to the Seller a certificate to that effect.

         (c) Supporting Documents. On or prior to the Closing Date, the Seller shall have received copies of the following supporting documents:

               (i) (1) copies of the Certificate of Incorporation of the Buyer and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (2) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Buyer and listing all documents of the Buyer on file with said Secretary; and

               (ii) a certificate of the Secretary or an Assistant Secretary of the Buyer dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of the By-laws of the Buyer as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement, each Ancillary Agreement to which the Buyer is a party and the transactions contemplated hereby and thereby and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and such Ancillary Agreements; (3) that the Certificate of Incorporation of the Buyer have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; and (4) as to the incumbency and specimen signature of each officer of the Buyer executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Buyer as to the incumbency and signature of the officer signing the certificate referred to in paragraph (ii).

         (d) Legal Actions or Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the transactions contemplated hereby.

         (e) Ancillary Agreements. Each Ancillary Agreement shall have been executed and delivered by each party thereto other than the Seller and any Key Employee, as the case may be, and said Agreements shall be in full force and effect as of the Closing Date.

         (f) All Proceedings To Be Satisfactory. All proceedings to be taken by the Buyer in connection with transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller and their counsel, Stradling Yocca Carlson & Rauth, and the Seller and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         (g) Legal Opinion. The Seller shall have received the opinion of Reboul MacMurray, Hewitt, Maynard & Kristol, counsel to the Buyer addressed to the Seller and dated the Closing Date, satisfactory in form and substance to the Seller and its counsel, to the effect set forth in Annex II hereto.

                VI. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     SECTION 6.01. Survival of Representations. All representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive the Closing hereunder and shall terminate at the close of business on the third anniversary of the Closing Date, except for (i) the representations and warranties of Seller contained in Sections 3.01(a), (b), (c) and (k), which shall, subject to Section 6.04, survive indefinitely and (ii) the representations and warranties of the Seller in Sections 3.01(n) and (u), which shall survive for 90 days after the expiration of the applicable statute of limitation (including any extensions or waivers thereof).

     SECTION 6.02. Tax Indemnity. (a) Regardless of any disclosure made to the Buyer, the Seller agrees to and shall indemnify the Buyer and its affiliates and hold each of them harmless from and against

               (i) a breach of any representations or warranties relating to Taxes; and

               (ii) without duplication of amounts payable under the preceding clause (i), any and all Taxes incurred by, imposed upon or attributable to any of them in respect of or attributable to the Assets (including as a result of the imposition of any lien thereon) or the Group Activity or in connection with the purchase of the Assets;

including reasonable legal, accounting and other professional fees and expenses incurred by the Buyer or its affiliates in connection with Taxes subject to indemnification under this Section 6.02, insofar as such Taxes pertain to periods (or any portion of a period thereof) ending on or prior to the Closing Date or the sale and transfer of the Assets, except for Taxes specifically assumed by the Buyer pursuant to this Agreement.

         (b) For purposes of paragraph (a) above, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period in which the item on which the interest, penalty or additional charge is based, an not a Tax for the periods during which the item accrues.

         (c) The indemnity provided for in this Section 6.02 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation (including extensions thereof) for the Taxes referred to herein and any Taxes subject to indemnification under this
Section 6.02 shall not be subject to the provisions of Section 6.03.

     SECTION 6.03. Seller's General Indemnity. Subject to the terms and conditions of this Article VI, the Seller hereby agrees to indemnify, defend and hold the Buyer and its Affiliates harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages") as they are incurred, asserted against, resulting to, imposed upon or incurred or suffered by the Buyer and its Affiliates by reason of or resulting from:

               (i) a breach by the Seller of any representation, warranty, covenant or agreement contained in or made pursuant to Section 3.01 (except for breaches of Section 3.01(k)(vi)(1) which shall be governed by Section 6.04) or
Article IV of this Agreement;

               (ii) any liabilities or obligations of, or claims against or imposed on the Group or the Buyer (whether absolute, accrued, contingent or otherwise and whether a contractual, or any other type of liability, obligation or claim) which relate to acts or omissions by the Seller on or prior to the Closing Date and which are not expressly assumed by the Buyer pursuant to this Agreement;

               (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of (A) any of the actions, suits or proceedings or threatened actions, suits or proceedings described on Schedule 3.01(m) hereof, or (B) any action, suit or proceeding commenced after the Closing Date based upon an event occurring or a claim arising on or prior to the Closing Date; and

               (iv) any claim by any customer or licensee of the Seller relating to the provision of goods or services or the licensing of any rights by the Group prior to the Closing Date.

     SECTION 6.04. Intellectual Property Indemnification.

         (a) Anything herein to the contrary notwithstanding, the Seller's obligations to the Buyer relating to any infringement or misappropriation of any third party's Intellectual Property by the conduct of any Group Activity shall be pursuant to the terms and provisions set forth in this Section 6.04. The Seller hereby agrees to indemnify and hold the Buyer and its Affiliates harmless from and against any Damages as they are incurred asserted against, resulting to, imposed upon or incurred or suffered by the Buyer or its affiliates by reason of or resulting from and to the extent of the infringement or misappropriation of the Intellectual Property of any other party by the conduct of any Group Activity as such Group Activity was conducted on or before the Closing Date, including, without limitation, the use of any trade name for a product or service offered by the Group; the making, importing, selling, offering for sale, or using of any product of the Group; the carrying out of any method or process involved in a Group Activity; the reproduction of any mask work for a semiconductor chip product or the importation or distribution of a semiconductor chip product in which a mask work is embodied; or the running or reproduction of any computer software in connection with a Group Activity (collectively, the "Infringement").

         (b) (i) Upon the receipt by the Buyer of the first actual notification of any Infringement from any third party or from the Seller (an "Infringement Notice"), the Buyer shall, (A) as promptly as practicable, forward such Infringement Notice to the Seller (provided, however, that the failure of the Buyer to forward such notice to the Seller shall not act as a waiver of the obligations of the Seller set forth in this provision) and (B) make a determination as to what action, if any, to take to address the allegations set forth in the Infringement Notice, such determination to be made by Buyer in its sole discretion and to be binding for purposes of this Section 6.04 until such time as the party who alleges its Intellectual Property is being infringed or misappropriated commences a lawsuit against either the Seller or the Buyer in connection with such alleged Infringement (the "Infringement Lawsuit"). If, following receipt of the Infringement Notice, the Buyer determines that the alleged Infringement set forth in the Infringement Notice is, through commercially reasonable efforts, capable of being cured with the result that the subject Intellectual Property can be used by the Buyer as it wishes in its sole discretion (such Infringement to be referred to herein as a "Curable Claim of Infringement"), the Seller's indemnification obligation shall be limited to all Damages asserted against, resulting to, imposed upon or incurred or suffered by the Buyer or its Affiliates by reason of or resulting from the alleged Infringement up to and including the date of the Notification Event. If the Buyer elects, in its sole discretion, to effect such cure, then the Buyer shall promptly take commercially reasonable steps to cure the alleged Infringement.

               (ii) Upon the commencement of an Infringement Lawsuit, if the Buyer shall have determined that the Infringement alleged in the Infringement Lawsuit is a Curable Infringement, the provisions of the last two sentences of
Section 6.04(b)(i) shall govern. If, within a commercially reasonable period following the commencement of the Infringement Lawsuit the Buyer shall determine that the Infringement alleged in the Infringement Lawsuit is not a Curable Claim of Infringement, it shall provide written notice to the Seller at which time, the provisions set forth in this paragraph (ii) shall apply with the intent that all actions taken and communications made pursuant to this paragraph (ii) shall be covered by the joint defense privilege shared by the Buyer and the Seller, it being understood that upon the commencement of an Infringement Lawsuit, the parties hereto will enter into a mutually satisfactory joint defense agreement. The Seller shall promptly notify the Buyer, in writing, as to whether it reasonably regards the subject Infringement as a Curable Claim of Infringement. If the Seller agrees with the Buyer that the alleged Infringement is not a Curable Claim of Infringement, the Notification Event shall not serve to limit the Damages from and against which the Seller shall indemnify and hold the Buyer and its Affiliates harmless; provided that at any time thereafter the Seller shall be entitled, at its sole option and expense (and without limiting the Seller's obligation to indemnify the Buyer and its Affiliates for any Damages incurred as a result of the subject Infringement), to procure for the Buyer a license in and to the subject Intellectual Property pursuant to which the Buyer is permitted, without liability for infringement or misappropriation, to design, develop, make, have made, use, import, export, sell, offer for sale, lease, license, transfer or otherwise utilize and distribute the subject Intellectual Property in whatever manner it deems necessary; and provided, further, that the Buyer hereby agrees that it shall reasonably cooperate with the Seller in connection therewith and shall, at the Seller's sole expense, take such actions as are reasonably necessary to enable the Seller to procure such right. If the Seller, acting reasonably and in good faith, regards the alleged Infringement as a Curable Claim of Infringement, the parties shall endeavor in good faith to reach an agreement as to whether such Infringement is a Curable Claim of Infringement. If, after 60 days, the parties are unable to reach an agreement as to whether such Infringement is a Curable Claim of Infringement, the parties shall begin dispute resolution as set forth in Section 8.11 hereof. In the event that the Infringement Lawsuit is finally resolved in a manner unfavorable to the Buyer, then the Seller shall be obligated to indemnify the Buyer and its Affiliates for Damages asserted against, resulting to, imposed upon or incurred or suffered by the Buyer or its Affiliates by reason of or resulting from the alleged Infringement (A) up to and including the date on which the Buyer received the Infringement Notice in the event that the parties, whether on their own or through the procedures set forth in Section 8.11 hereof, determined that the alleged Infringement was a Curable Claim of Infringement and (B) up to and including the date on which such Infringement Lawsuit is finally resolved in the event that the parties, whether on their own or through the procedures set forth in Section 8.11 hereof, determined that the alleged Infringement was not a Curable Claim of Infringement.

         (c) The above notwithstanding, the Seller shall not be responsible for Damages suffered or incurred by the Buyer or its Affiliates that were the result of (i) changes in the way any Group Activity was conducted after the Closing Date, such as the use of the Buyer's or any other party's Intellectual Property in connection with the conduct of a Group Activity after the Closing Date where the conduct of such Group Activity prior to the Closing Date did not constitute an Infringement or (ii) the Buyer intentionally substituting the Group Intellectual Property of the Group in place of Intellectual Property of the Buyer (the "Buyer Intellectual Property") in cases where the Buyer did not have a commercially reasonable justification for doing so (it being understood, however, that the Buyer's substitution of the Group Intellectual Property in place of the Buyer Intellectual Property for the primary purpose of having the Seller bear the risk in the event any Infringement claim is brought by a third party, shall not be deemed a commercially reasonable justification for purposes hereof).

         (d) In the event of a claim by a third party or the filing of an Infringement Lawsuit relating to an alleged Infringement or to the conduct of any Group Activity prior to a Notification Event, the parties agree to cooperate in good faith in evaluating and determining the appropriate method of defense of the claim, including, without limitation, the determination of the appropriate party which is best positioned to be responsible for the defense of the claim given the parties respective interests and obligations. Regardless of which party is responsible for the defense of any such claim, the settlement of any such claim must be approved by both of the parties, which approval will not be unreasonably withheld. In the event the parties are unable to determine the appropriate method of defense of the claim within twenty (20) days of the receipt of the notice of the claim, the procedure and method of the defense of the claim shall be determined according to the provisions of Section 6.07 below.

         (e) The Seller agrees that it shall use its best efforts to assist the Buyer in the defense of any Infringement claim arising at any time, including without limitation, those claims arising after the occurrence of a Notification Event and shall, among other things which the Buyer shall reasonably request, provide access, upon the request of the Buyer, to any of the Seller's engineers or other personnel who, in the Buyer's opinion, would be helpful to the Buyer in defending any claim to any Infringement of the Intellectual Property of any third party.

         (f) Unless and until the Buyer exercises its Option on the Cross License pursuant to Section 1.03 hereof and the Cross License is effectively assigned to the Buyer pursuant to the provisions of the Cross License, the Seller shall not have any indemnification obligations under this Section 6.04 with respect to any claims brought against the Buyer for misappropriation or infringement of any of the Amati Patents (as defined in the Cross License); provided, however, that the Seller shall be obligated to indemnify the Buyer pursuant to this Section 6.04 in the event that the Buyer exercises its Option on the Cross License and the assignment thereof is ineffective due to a breach of any provision other than Section 4.4 of the Cross License.

         (g) Unless and until the Buyer exercises its Option on one or both of the Level One Agreements pursuant to Section 1.03 hereof and such Optioned Agreement is effectively assigned to the Buyer pursuant to the provisions set forth in such Optioned Agreement, the Seller shall not have any indemnification obligations under this Section 6.04 with respect to any claims brought against the Buyer for misappropriation or infringement of any of the Intellectual Property licensed under such Optioned Agreement; provided, however, that the Seller shall be obligated to indemnify the Buyer pursuant to this Section 6.04 in the event that the Buyer exercises its Option on either of the Level One Agreements and the assignment thereof is ineffective due to a breach of any provision in such Optioned Agreement other than (i) Section 8.4 in the case where the Optioned Agreement is the Joint Development and Supply Agreement, dated May 14, 1997, between the Seller and Level One Communications, Inc. and
(ii) Section 9.4 in the case where the Optioned Agreement is the License Agreement, dated July 7, 1999, between the Seller and Level One Communications, Inc.

     SECTION 6.05. Indemnification Pursuant to Certain Agreements. Anything herein to the contrary notwithstanding, the Seller hereby agrees to indemnify and hold the Buyer and its Affiliates harmless from and against any Damages, as they are incurred, asserted against, resulting to, imposed upon or incurred or suffered by the Buyer or its Affiliates by reason of or resulting from:

          (a) any unauthorized or impermissible disclosure to the Buyer or any of its employees of any confidential or proprietary information in any form, including residual information in the minds of one or more of the Group Employees, which may have been disclosed to the Seller pursuant to the Level
One Agreements, the ADSL Agreement or the Cross License; provided, however, that the Seller shall not be obligated to indemnify the Buyer in cases where the Seller can establish that the Buyer deliberately, intentionally and willfully, and with the actual knowledge and, during the first two years following the Closing Date, at the direction of any of the persons agreed to by the Buyer and the Seller or, thereafter, at the direction of engineering management with direct development responsibility and any members of management ranking senior to such engineering managers, misappropriated or infringed (A) the Jointly Developed DMT ADSL Chip Set Technology, the Future DMT ADSL Chip Set
Technology, the Rockwell Background Technology or Rockwell's DMT ADSL Chip Set Technology (each as defined in the ADSL Agreement), (B) the Amati Patents (as defined in the Cross License) or (C) the Pre-Existing LOC Technology, the Project Developed Technology, the Chip Developed Technology in AFE and CAP
(each as defined in the Level One Agreements).

          (b) any breach or alleged breach by the Seller of, default or alleged default by the Seller in an obligation under, or failure or alleged failure of the Seller to perform under, the Level One Agreements or the ADSL Agreement; provided, however, that the Seller shall not be obligated to indemnify the Buyer for any Damages arising from the Buyer's breach of the covenants set forth in Section 4.13 hereof.

     SECTION 6.06. Buyer's General Indemnity. Subject to the terms and conditions of this Article VI, the Buyer hereby agrees to indemnify, defend and hold the Seller and its Affiliates harmless from and against all Damages as they are incurred, asserted against, resulting to, imposed upon or suffered by the Seller and its Affiliates by reason of or resulting from:

               (i) a breach by the Buyer of any representation, warranty, covenant or agreement contained in or made pursuant to Section 3.02 or Article IV of this Agreement; and

               (ii) any liabilities or obligations of, or claims against or imposed on, the Seller that are expressly assumed by the Buyer pursuant to this Agreement.

     SECTION 6.07. Conditions of Indemnification. The obligations and liabilities of the party responsible for indemnifying hereunder (sometimes referred to herein as "the indemnifying party"), and the party entitled to indemnification hereunder (sometimes referred to herein as "the party to be indemnified" or "the indemnified party"), under Sections 6.02, 6.03, 6.04 and
6.05 and 6.06 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Within 20 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the obligation to undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the indemnified party; provided, that the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim;

         (b) In the event that the indemnifying party, by the thirtieth day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not assume the defense of such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

         (c) Other than as set forth in Section 6.07(b), except with the prior written consent of the party to be indemnified, no indemnifying party, in the defense of such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the party to be indemnified or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such party to be indemnified of a release from all liability with respect to such claim or litigation. In the event that the party to be indemnified shall in good faith determine that the representation of both the indemnifying and indemnified parties would be inappropriate due to a conflict of interest arising from the availability to the indemnified party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the indemnifying party in respect of such claim or any litigation relating thereto, the party to be indemnified shall have the right (subject to applicable rules of professional conduct) at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to such claim at the sole cost of the indemnifying party; provided, however, that if the party to be indemnified does so take over and assume control, the party to be indemnified may consent to the entry of any judgment or enter into any settlement with respect to any third party claim in any manner it may deem appropriate and, in the event that the indemnifying party did not undertake the defense of such claim due to a conflict of interest, such consent to entry of judgment or entry into any settlement will be subject to the approval, not to be unreasonably withheld, of the indemnifying party; and

         (d) In connection with any such indemnification, the party to be indemnified shall cooperate with all reasonable requests of the indemnifying party.

     SECTION 6.08. Limitations on Indemnity. No indemnifying party shall be obligated to indemnify an indemnified party against Damages caused by a breach of any representation, warranty or covenant of the Seller or the Buyer, as the case may be, herein unless the aggregate amount of such Damages to the indemnified party shall exceed $200,000, and the indemnifying party shall thereafter be liable for the entire amount of any Damages incurred by the indemnified party since the Closing Date in excess of $200,000 provided that the total amount of Damages shall not exceed $200,000,000.

     SECTION 6.09. Remedies Cumulative. Except as otherwise expressly provided in this Article VI, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any equitable rights or the seeking of any other equitable remedies against any other party hereto.

                        VII. TERMINATION AND ABANDONMENT

     SECTION 7.01. Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

         (a) the Buyer and the Seller may terminate this Agreement by mutual written consent of the Board of Directors of each party at any time prior to the Closing;

         (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of fifteen days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2000, by reason of the failure of any condition precedent under
Section 5.02 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

         (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2000, by reason of the failure of any condition precedent under
Section 5.01 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

     SECTION 7.02. Effect of Termination. If any party terminates this Agreement pursuant to Section 7.01 above, all rights and obligations of the parties hereunder shall terminate without any liability on the part of any party hereto except for willful breach.

                              VIII. MISCELLANEOUS

     SECTION 8.01. Definitions. The following terms are used in this Agreement with the meanings specified below, unless the context clearly indicates otherwise:

     "Act" has the meaning set forth in Section 3.01(z).

     "ADSL Agreement" means the DMT ADSL Joint Development Agreement, dated March 6, 1998, between the Seller and Conexant (as successor interest to Rockwell Semiconductor Systems, Inc.), as amended.

     "Additional Assets" has the meaning set forth in Section 1.01(a).

     "Affiliate" with respect to any Person, means any Person controlling, controlled by or under common control with such Person.

     "Alternative Transaction" means any merger, consolidation, sale of all or part of the Group or the Group Activity that is material to the Group Activity, recapitalization, debt restructuring or similar transaction involving the Group or Group Activity (other than as contemplated between the parties hereto).

     "Ancillary Agreements" means (i) the Bill of Sale, (ii) the License Agreement, (iii) the Supply Agreement, (iv) the Sublease, (v) the Note, (vi) the Assumption Agreement, (vii) the Registration Rights Agreement and (viii) the Lewyn Agreement.

     "Assets" has the meaning set forth in Section 1.01(a).

     "Assumed Liabilities" has the meaning set forth in Section 2.03(a).

     "Assumption Agreement" has the meaning set forth in Section 2.04.

     "Bill of Sale" has the meaning set forth in Section 2.04.

     "Buyer" has the meaning set forth in the preamble.

     "Buyer Filings" has the meaning set forth in Section 3.02(f).

     "CERCLA" means the Comprehensive Environmental Reasons, Compensation and Liability Act of 1980, as amended.

     "Claim" means any action, cause of action, suit (in contract, tort or otherwise), proceeding, hearing, inquiry, investigation, charge, complaint, claim, or demand by or before any Governmental Agency.

     "Closing Date" and "Closing" have the respective meanings set forth in
Section 2.01.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitments" has the meaning set forth in Section 1.02.

     "Common Stock" has the meaning set forth in Section 2.02(a).

     "Competing Activity" has the meaning set forth in Section 4.08(a).

     "Computer Systems" has the meaning set forth in Section 3.01(z).

     "Conexant" means Conexant Systems, Inc.

     "Confidential Information" means any information concerning the businesses and affairs of the Group or the Buyer that is not already generally available to the public.

     "Confidentiality Agreement" has the meaning set forth in Section 4.04.

     "Conversion Shares" has the meaning set forth in Section 3.02(a).

     "Cross License" has the meaning set forth in Section 1.03.

     "Curable Claim of Infringement" has the meaning set forth in Section
6.04(b).

     "Damages" has the meaning set forth in Section 6.03.

     "Designated Subsidiary" has the meaning set forth in Section 1.01(a).

     "Development Agreements" has the meaning set forth in Section 3.01(gg).

     "DMT ADSL Chip Set Technology" has the meaning set forth for such term in the ADSL Agreement.

     "DSL Technology" has the meaning set forth for such term in the License Agreement.

     "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statues, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substance.

     "ERISA" has the meaning set forth in Section 3.01(s).

     "ERISA Affiliates" has the meaning set forth in Section 3.01(s).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" has the meaning set forth in Section 1.01(e).

     "Excluded Liabilities" has the meaning set forth in Section 2.03(b).

     "Governmental Agency" has the meaning set forth in Section 3.01(d).

     "Group" has the meaning set forth in the preamble.

     "Group Activity" has the meaning set forth in the preamble.

     "Group Employees" shall mean all those employees of the Group set forth on
Schedule 4.09(a) hereto. Each person listed on Schedule 4.09(a) shall be considered a "Group Employee".

     "Group Intellectual Property" has the meaning set forth in Section 3.01(k)(ii).

     "Hart-Scott" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Hazardous Substances" means any substance, whether liquid, solid or gas, listed, identified or designated as hazardous or toxic under any Environmental, Health and Safety Requirements, which, applying criteria specified in any Environmental, Health and Safety Requirements, is hazardous or toxic, or the use or disposal of which is regulated under any Environmental, Health and Safety Requirements.

     "Infringement Lawsuit" has the meaning set forth in Section 6.04(b).

     "Initial Shares" has the meaning set forth in Section 2.02(a).

     "Intellectual Property" has the meaning set forth in Section 3.01(k)(i).

     "Interests" has the meaning set forth in Section 1.02.

     "Key Employee Employment Agreements" shall mean those employment agreements, dated as of the Closing Date, between a Key Employee, on the one hand, and the Buyer, on the other hand.

     "Level One Agreements" means the Joint Development and Supply Agreement dated 14 May 1997 and the Development and License Agreement dated 7 July 1999, both between the Seller and Level One Communications, Incorporated.

     "Lewyn Agreement" means the agreement, dated January 20, 2000, between Lewyn Consulting, Inc., and the Seller, attached hereto as Exhibit H.

     "License Agreement" means the license agreement, to be dated as of the Closing Date, between the Buyer and Seller, substantially in the form set forth in Exhibit D hereto (for the license of DSL Technology from Buyer to the Seller).

     "Liens" has the meaning set forth in Section 1.01(a).

     "Material Adverse Effect" shall mean such state of fact, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations, properties, operations, prospects or condition (financial or otherwise) of such Person; provided, however, that no change (i) in the general economic condition in any of the countries in which such party operates, (ii) that generally affects the industry in which such party is operated, (iii) in the price of the Common Stock on any stock exchange or in any interdealer quotation system in which the Common Stock trades or is quoted, or (iv) resulting from the announcement of this Agreement shall be taken into account for purposes of determining the occurrence or existence of a Material Adverse Effect.

     "Note" has the meaning set forth in Section 2.02(b).

     "Option" or "Options" has the meaning set forth in Section 1.03.

     "Optioned Agreements" has the meaning set forth in Section 1.03.

     "Permitted Activities" has the meaning set forth in the License Agreement.

     "Permits" has the meaning set forth in Section 3.01(g).

     "Permitted Liens" has the meaning set forth in Section 3.01(h).

     "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

     "Plans" has the meaning set forth in Section 3.01(s).

     "Registration Rights Agreement" means the registration rights agreement, to be dated as of the Closing Date, between the Buyer and the Seller, substantially in the form attached hereto as Exhibit G.

     "Seller" has the meaning set forth in the preamble.

     "Seller Filings" has the meaning set forth in Section 3.01(ee).

     "Shares" has the meaning set forth in Section 3.02(a).

     "Sublease" means the Sublease Agreement to be dated as of the Closing Date substantially pursuant to the terms set forth in Exhibit E hereto.

     "Supply Agreement" means the pricing agreement, to be dated as of the Closing Date, between Buyer and Seller, substantially in the form attached hereto as Exhibit F (for pricing of DSL).

     "SWDA" means the Solid Waste Disposal Act, as amended.

     "Tax" has the meaning set forth in Section 3.01(n)(iv).

     "Tax Returns" has the meaning set forth in Section 3.01(n)(i).

     "Third Party" has the meaning set forth in Section 4.11.

     "Transferred Employees" has the meaning set forth in Section 4.09(c).

     "Vacation Schedule" has the meaning set forth in Section 4.09(d).

     "Year 2000 Compliant" has the meaning set forth in Section 3.01(y)(ii).

     SECTION 8.02. Specific Performance. Each of the Seller and the Buyer acknowledges that the acquisition of the Assets is a vital, necessary and unique part of the Buyer's strategic plan, which includes the acquisition and consolidation of other related businesses, and that any breach of this Agreement by the Seller or the Buyer could not be adequately compensated by monetary damages. Accordingly, if the Seller or the Buyer breaches its obligations under this Agreement prior to the Closing, the Buyer shall be entitled, in addition to any other remedies that it may have, to enforcement of this Agreement by a decree of specific performance requiring the Seller to fulfill its obligations under this Agreement.

     SECTION 8.03. Service of Process. Each party to this Agreement hereby irrevocably agrees that service of process in any legal action or proceeding with respect to this Agreement or any Ancillary Agreement may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the address of such party set forth in Section 8.07 hereof.

     SECTION 8.04. Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby. The Seller hereby agrees to indemnify the Buyer and hold it harmless from and against any loss or damage which it may incur by reason of such non-compliance.

     SECTION 8.05. Expenses, Etc. Except as otherwise expressly provided herein, each party hereto shall pay its own fees and expenses (including, but not limited to, legal, accounting and other professional fees) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

     SECTION 8.06. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.07. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier service or (iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

     If to the Seller, to it at the address indicated below:

                  PairGain Technologies, Inc.
                  14402 Franklin Avenue
                  Tustin, California  92780
                  Attn:  Michael Pascoe

     with a copy to:

                  Stradling Yocca Carlson & Rauth
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, California  92660
                  Facsimile No. (949) 725-4100
                  Attention:  Nick E. Yocca, Esq.



     If to the Buyer, at:

                  GlobeSpan, Inc.
                  100 Schultz Drive
                  Red Bank, New Jersey  07701
                  Attn:  Armando Geday
                  President and CEO

     with a copy to:

                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York  10111
                  Facsimile No. (212) 841-5725
                  Attention:  William J. Hewitt, Esq.

or such other address or addresses as any party shall have designated by notice in writing to the other parties.

     SECTION 8.08. Waivers. Either the Seller, on the one hand, or the Buyer, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     SECTION 8.09. Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the mutual agreement of the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties hereto.

     SECTION 8.10. Entire Agreement. This Agreement, its Exhibits, Schedules and Annexes, the Ancillary Agreements and the other documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     SECTION 8.11. Dispute Resolution. All claims, disputes and other matters in controversy (herein called "dispute") arising directly or indirectly out of or related to this Agreement or any Ancillary Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 8.11.

         (a) Mediation. Neither party shall commence an arbitration proceeding pursuant to the provisions of Section 8.11(b) below unless such party shall first give a written notice (a "Dispute Notice") to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within twenty
(20) days after delivery of the Dispute Notice, the mediator will be selected by the AAA. If the dispute has not been resolved by mediation as provided above within sixty (60) days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Section 8.11(b).

         (b) Arbitration. (i) Any dispute that is not settled through mediation as provided in Section 8.11(a) above shall be resolved by arbitration in Los Angeles, California, governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and administered by the American Arbitration Association under its commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this Section 8.11(b), by a single arbitrator. Persons eligible to be selected as an arbitrator shall be limited to lawyers with excellent academic and professional credentials who have had both training and experience as an arbitrator. In the event the parties cannot agree on a mutually acceptable single arbitrator, the AAA shall designate three persons who, in its opinion, meet the criteria set forth herein. Each party shall be entitled to strike one of such three designees on a peremptory basis, indicating its order of preference with respect to the remaining designees, and the selection of the arbitrator shall be made from among such designee(s) which have not been so stricken by either party in accordance with their indicated order of mutual preference to the extent possible. The arbitrator shall based the award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the awarded rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

               (ii) Upon application by either party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and shall stipulate to the court) that the findings of fact made by the arbitrator shall be final and binding on the parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

               (iii) If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

     SECTION 8.12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of the conflicts of law provisions thereof.

     SECTION 8.13. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 8.14. Assignability. Except as set forth in Section 4.08(e), neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                       GLOBESPAN, INC.


                                       By:    /s/ Armando Geday
                                              ----------------------------------
                                       Name:  Armando Geday
                                       Title: President and Chief Executive
                                              Officer


                                       PAIRGAIN TECHNOLOGIES, INC.



                                       By:    /s/ Howard Flagg
                                              ----------------------------------
                                       Name:  Howard Flagg
                                       Title: Executive Vice President -
                                              Business Development

                                                                       EXHIBIT A


  NEITHER THE SECURITY EVIDENCED BY THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
 THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD, PLEDGED
    OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM, UNLESS AN OPINION OF COUNSEL IS FURNISHED REASONABLY
SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY STATING THAT AN EXEMPTION FROM
   THE REGISTRATION REQUIREMENTS OF APPLICABLE SECURITIES LAWS IS AVAILABLE.

                                 GLOBESPAN, INC.

                    SUBORDINATED CONVERTIBLE PROMISSORY NOTE


$90,000,000                                                    February 24, 2000
                                                            Red Bank, New Jersey


         FOR VALUE RECEIVED, GlobeSpan, Inc., a Delaware corporation ("Company"), promises to pay to PairGain Technologies, Inc. ("Holder"), or its assigns, the principal sum of Ninety Million Dollars ($90,000,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this subordinated convertible promissory note (this "Note") on the unpaid principal balance calculated in accordance with
Section 2 hereof. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) the seventh anniversary of the date of this Note, or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof. This Note is issued pursuant to the Asset Purchase Agreement (as defined below).

         The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

               1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

                    (a) "Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated January 21, 2000, between the Company and the Holder.

                    (b) "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday under the laws of the State of New York.

                    (c) "Common Stock" shall mean the shares of common stock, par value $0.001, of Company.

                    (d) "Event of Default" has the meaning given in Section 4 hereof.

                    (e) "Holder" shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the holder of this Note.

                    (f) "Liquidity Event" shall mean (i) any consolidation or merger of Company with or into any Person, or any other corporate reorganizations in which Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by Company in which in excess of 50% of Company's voting power is transferred; (ii) a sale of Company assets in one or a series of related transactions where the aggregate gross proceeds to the Company are in excess of $30,000,000; or (iii) a sale of debt or equity securities of the Company, where the aggregate gross proceeds to the Company are in excess of $30,000,000.

                    (g) "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms hereof, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

                    (h) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

                    (i) "Registration Rights Agreement" shall mean that certain Registration Rights Agreement of even date herewith, between the Company and the Holder.

                    (j) "Senior Indebtedness" shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with,
(i) indebtedness of Company, to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

                    (k) "Subsidiary" shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by Company, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by Company, (c) any other entity included in the financial statements of Company on a consolidated basis.

               2. Interest. The interest rate to be applied to the unpaid principal balance of this Note shall be five percent (5%) per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months). Interest shall accrue and shall not be payable until the final maturity of the Note or its earlier prepayment or conversion. If this Note or a portion hereof is called for prepayment or conversion as provided herein, this Note or such portion shall cease to bear interest on and after the date fixed for such prepayment or conversion.

               3. Prepayment. At any time (i) on or prior to August 24, 2000, upon fifteen days prior written notice to Holder, or (ii) after August 24, 2000, concurrently with the consummation of a Liquidity Event, provided that Company has given Holder not less than ten Business Days prior written notice of the consummation of such Liquidity Event, Company may (subject to the limitations set forth below in this Section 3), at its option, prepay, without penalty or premium, this Note in whole or in part, from time to time, unless Holder elects to convert this Note in accordance with section 7 of this Note; provided that any such prepayment will be applied first to interest accrued on this Note to the date of prepayment and second, if the amount of prepayment exceeds the amount of all such expenses and accrued interest to the date of prepayment, to the payment of principal of this Note. Any notice of prepayment given by the Company under this Section 3 in connection with a Liquidity Event, shall include the aggregate gross proceeds that the Company will receive in connection with such Liquidity Event (the "Liquidity Proceeds") together with the amount under this Note that the Company intends to prepay concurrently with the consummation of such Liquidity Event (the "Prepayment Amount"); provided, that, in no event shall the Prepayment Amount exceed the Liquidity Proceeds; provided, further, that in the event such Liquidity Event is a sale of equity securities of the Company pursuant to a registered offering under the Securities Act of 1933, as amended, in which the Holder would be entitled to participate pursuant to the terms of the Registration Rights Agreement, then in no event shall the Prepayment Amount exceed the aggregate net proceeds that the Holder would have received had the Holder elected to participate in such offering. In addition, notice of prepayment or other notices shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Company on the date of making such notice of prepayment or other notice.

               4. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

                    (a) Failure to Pay. Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) Business Days of Company's receipt of Holder's written notice to Company of such failure to pay; or

                    (b) Voluntary Bankruptcy or Insolvency Proceedings. Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

                    (c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

               5. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 4(b) and 4(c)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Company, declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. At any time after any declaration of acceleration as to this Note has been made as provided in this Section 5, the Holder may, by notice to the Company, rescind such declaration and its consequences, if (i) the Company has paid all overdue installments of interest on this Note and all principal that has become due otherwise than by such declaration of acceleration and (ii) all other defaults and Events of Default (other than nonpayments of principal and interest that have become due solely by reason of acceleration) shall have been remedied or cured or shall have been waived pursuant to this paragraph; provided, however, that no such recission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

               6. Subordination.

                    (a) Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of Company's Senior Indebtedness.

                    (b) Further Assurances. By acceptance of this Note, Holder agrees to execute and deliver customary forms of subordination agreements requested from time to time by holders of Senior Indebtedness, and as a condition to Holder's rights hereunder, Company may require that Holder execute such forms of subordination agreements; provided that such forms shall not impose on Holder terms less favorable than those provided herein.

                    (c) Other Indebtedness. No indebtedness which does not constitute Senior Indebtedness shall be senior in any respect to the indebtedness represented by this Note.

                    (d) No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness, under subordination agreements entered into between Holder and holders of Senior Indebtedness, to receive cash, securities or other properties otherwise payable or deliverable to Holder, nothing contained in this Section 6 shall impair, as between Company and Holder, the obligation of Company, subject to the terms and conditions hereof, to pay to Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

               7. Conversion.

                    (a) Voluntary Conversion. On or after August 24, 2000, Holder has the right, at Holder's option, at any time prior to payment in full of this Note, to convert this Note, in whole or in part, at the office of the Company or any transfer agent into the number of shares of Common Stock of the Company which is equal to the quotient obtained by dividing (A) the outstanding principal unpaid amount of this Note (or a portion thereof) which the Holder elects to convert, by (B) the Note Conversion Price, immediately in effect prior to the time of such conversion. The "Note Conversion Price" shall be $92.49 (as adjusted from time to time as provided below).

                    (b) Mechanics of Conversion. This Note is convertible by surrendering the original Note, duly endorsed, at the office of the Company or of any transfer agent for the shares of Common Stock and giving written notice to Company at such office that Holder elects to convert the same. Thereupon, the Company shall, as soon as practicable thereafter, issue and deliver at such office to Holder a certificate or certificates for the number of shares of Common Stock to which Holder is entitled together with a check in an amount equal to the amount of accrued but unpaid interest on the principal amount of the Note which is being converted, and, if the Holder elects to convert less than the entire unpaid amount of this Note, then the Company shall, at the same time it issues and delivers the Common Stock certificate or certificates, issue and deliver at such office to Holder a new promissory note, in substantially the form hereof, representing the remaining amounts owing hereunder. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                    (c) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the date of this Note (the "Effective Date") effects a division of the outstanding shares of Common Stock, then the Note Conversion Price shall be proportionately decreased and, conversely, if this Company at any time, or from time to time, after the Effective Date combines the outstanding shares of Common Stock, then the Note Conversion Price shall be proportionately increased. Any adjustment under this
Section 7(c) shall be effective on the close of business on the date such division or combination becomes effective.

                    (d) Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time after the Effective Date pays or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution in the form of shares of Common Stock, or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event the Note Conversion Price shall be decreased, as of the time of such payment or, in the event a record date is fixed, as of the close of business of such record date, by multiplying the Note Conversion Price by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date, as the case may be, and (ii) the denominator of which shall be the sum of (A) the total number of shares of Common Stock outstanding immediately prior to the time of such payment or the close of business on such record date, as the case may be, plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon exercise of such option or right of conversion; provided, however, that if a record date is fixed and such dividend is not fully paid or such other distribution is not fully made on the date fixed therefor, then the Note Conversion Price shall not be decreased as of the close of business on such record date as hereinabove provided as to the portion not fully paid or distributed and thereafter the Note Conversion Price shall be decreased pursuant to this Section 7(d) as of the date or dates of actual payment of such dividend or distribution.

                    (e) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Effective Date pays, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution in the form of securities of the Company other than shares of Common Stock or rights or options for the purchase of, or securities convertible into, Common Stock, then in each such event provision shall be made so that the Holder shall receive upon conversion of this Note, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which it would have received had this Note been converted into shares of Common Stock on the date one day before such event (adjusted to account for any additional accrued but unpaid interest and other fees due under this Note) and had Holder thereafter, from the date of such event to and including the actual date of conversion of this Note, retained such securities, subject to all other adjustments called for during such period under this Section 7 with respect to the rights of the Holder.

                    (f) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Effective Date the number of shares of Common Stock issuable upon conversion of this Note, is changed into the same or a different number of shares of any other class or classes of stock or other securities, whether by recapitalization, reclassification or otherwise (other than a recapitalization, division or combination of shares or a stock dividend, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), then in any such event the Holder shall have the right thereafter to convert this
Note into the same kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change, as the maximum number of shares of Common Stock into which this Note, could have been converted immediately prior to such recapitalization (adjusted to account for any additional accrued but unpaid interest and other fees due under this Note), reclassification or change, all subject to further adjustment as provided herein.

                    (g) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Effective Date there is a capital reorganization of the Common Stock (other than a recapitalization, division, combination, reclassification or exchange of shares provided for elsewhere in this Section 7) or a merger or consolidation of this Company into or with another corporation or the sale of all or substantially all of its assets to another corporation in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, unless this Note is converted prior thereto or prepaid upon consummation thereof as provided in Section 3 above, as a part of such capital reorganization, merger or ,consolidation, or sale, provision shall be made so that the Holder shall thereafter receive upon conversion hereof the number of shares of stock or other securities or property of this Company, or of the successor corporation resulting from such capital reorganization, merger, or consolidation or sale, to which a holder of the number of shares of Common Stock into which this Note would have been entitled on such capital reorganization, merger, consolidation or sale (adjusted to account for any additional accrued but unpaid interest due under this Note). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the Holder after such capital reorganization, merger, consolidation, or sale. The provisions of this Section 7 (including adjustment of the Note Conversion Price and the number of shares into which this Note may be converted) shall be applicable after that event and be as nearly equivalent to such Note Conversion Prices and number of shares as may be practicable.

                    (h) Fractional Shares; Effect of Conversion. The Company may, but shall not be obligated to, issue any fractional shares upon conversion of this Note. In the event that Company elects not to issue fractional shares, Company shall round the number of shares to the nearest whole share of each type of Common Stock, provided that if such rounding would result in Holder receiving less than 99.9% of the amount of such Common Stock to which it is entitled, pursuant to this Section 7, such fraction shall be rounded up to the next whole share of Common Stock.

                    (i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common

Stock or treasury stock, solely for the purpose of effecting the conversion of this Note, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note.

                    8. Successors and Assigns. Subject to the restrictions on transfer described in Section 9 below, the rights and obligations of Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

                    9. Assignment by Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder.

                    10. Waiver. Company hereby waives presentment, demand, or protest and any notice of any kind in connection with the delivery, acceptance, performance, default, acceleration, or collection of this Note.

                    11. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Asset Purchase Agreement or on the register maintained by Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

                    12. Payment. Payments made hereunder shall be made in lawful tender of the United States.

                    13. Expenses. If action is instituted to collect any amounts owing under this Note, Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action.

                    14. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

                    IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

GLOBESPAN, INC.,
a Delaware corporation



By:  /s/ Armando Geday
     ----------------------------------
     Armando Geday, President and Chief
     Executive Officer